UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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McKesson Corporation

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF McKESSON CORPORATION

The 2008 Annual Meeting of Stockholders of McKesson Corporation will be held on Wednesday, July 23, 2008 at 8:30 a.m. at the A.P. Giannini Auditorium, 555 California Street, San Francisco, California to:

•	Elect a slate of ten directors for a one-year term;

•	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2009; and

•	Conduct such other business as may properly be brought before the meeting.

Stockholders of record at the close of business on May 30, 2008 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

By Order of the Board of Directors

Laureen E. Seeger
Executive Vice President,
General Counsel and Secretary

One Post Street
San Francisco, CA 94104-5296
June 23, 2008

YOUR VOTE IS IMPORTANT.

We encourage you to read the proxy statement and vote your shares as soon as possible. A return envelope for your proxy card is enclosed for your convenience. You may also vote by telephone or via the Internet. Specific instructions on how to vote using either of these methods are included on the proxy card.

PROXY STATEMENT

General Information

Proxies and Voting at the Meeting

The Board of Directors of McKesson Corporation (the “Company” or “we” or “us”), a Delaware corporation, is soliciting proxies to be voted at the Annual Meeting of Stockholders to be held July 23, 2008 (the “Meeting”), and at any adjournment or postponement of the Meeting. This proxy statement includes information about the matters to be voted upon at the Meeting.

On June 23, 2008, the Company began delivering these proxy materials to all stockholders of record at the close of business on May 30, 2008 (the “Record Date”). On the Record Date, there were approximately 276,699,298 shares of the Company’s common stock outstanding and entitled to vote. You are entitled to one vote for each share of common stock you held on the Record Date, including shares: (i) held directly in your name as the stockholder of record; (ii) held for you in an account with a broker, bank or other nominee; or (iii) allocated to your account in the Company’s Profit-Sharing Investment Plan (“PSIP”).

You can revoke your proxy at any time before the Meeting by sending a written revocation or a proxy bearing a later date to the Company’s Corporate Secretary. Stockholders may also revoke their proxies by attending the Meeting in person and casting a ballot. If you hold your shares through a bank, broker or other nominee and have instructed the bank, broker or other nominee as to how to vote your shares, you must follow directions received from the bank, broker or other nominee in order to change your vote or to vote at the Meeting.

If you are a stockholder of record or a participant in the Company’s PSIP, you can give your proxy by calling a toll-free number, by using the Internet, or by mailing your signed proxy card(s). Specific instructions for voting by means of the telephone or Internet are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate each stockholder’s identity and to allow each stockholder to vote his or her shares and confirm that his or her voting instructions have been properly recorded. If you do not wish to vote via the Internet or telephone, please complete, sign and return the proxy card in the self-addressed, postage-paid envelope provided.

If you have shares held by a broker, bank or other nominee, you may instruct your nominee to vote your shares by following your nominee’s instructions. Your stockholder vote is important. Please vote as soon as possible to ensure that your vote is recorded.

All shares represented by valid proxies will be voted as specified. If no specification is made, the proxies will be voted FOR:

•	the election of the director nominees named in this proxy statement; and

•	the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2009.

We know of no other matters to be presented at the Meeting. If any other matters properly come before the Meeting, it is the intention of the proxy holders to vote on such matters in accordance with their best judgment.

Attendance at the Meeting

If you plan to attend the Meeting, you will need to bring your admission ticket. You will find an admission ticket attached to the proxy card if you are a registered holder or PSIP participant. If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Meeting in person, you may obtain an admission ticket in advance by sending a request, along with proof of ownership, such as a bank or brokerage account statement, to the Company’s Corporate Secretary, One Post Street, 35th Floor, San Francisco, California 94104. Stockholders who do not have an admission ticket will only be admitted upon verification of ownership at the door.

Dividend Reinvestment Plan

For those stockholders who participate in the Company’s Automatic Dividend Reinvestment Plan (“DRP”), the enclosed proxy card includes all full shares of common stock held in your DRP account on the Record Date for the Meeting, as well as your shares held of record.

Vote Required and Method of Counting Votes

The votes required and the method of calculation for the proposals to be considered at the Meeting are as follows:

Item 1 — Election of Directors.  Each share of the Company’s common stock you own entitles you to one vote. You may vote “for” or “against,” or “abstain” from voting for one or more of the director nominees. A nominee will be elected as a director if he or she receives a majority of votes cast (that is, the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee). Abstentions or broker non-votes (as defined below), if any, will not count as votes cast. There is no cumulative voting with respect to the election of directors.

Item 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm.  Ratification of the appointment of Deloitte & Touche LLP for the current fiscal year requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote on the proposal at the Meeting. Our 2009 fiscal year began on April 1, 2008 and will end on March 31, 2009 (“FY 2009”).

You may vote “for” or “against,” or “abstain” from voting on, the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for FY 2009.

The Board of Directors recommends a vote “FOR” each nominee named in Item 1 and “FOR” Item 2.

Quorum Requirement

The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business at the Meeting. In the event of abstentions or broker non-votes, as defined below, the shares represented will be considered present for quorum purposes.

Abstentions and Broker Non-Votes

If you submit your proxy or attend the Meeting but choose to abstain from voting on any proposal, you will be considered present and not voting on the proposal. Generally, broker non-votes occur when a broker is not permitted to vote on a proposal without instructions from the beneficial owner, and instructions are not given.

In the election of directors, abstentions and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote. With respect to the ratification of the appointment of Deloitte & Touche LLP, abstentions from voting will have the same effect as voting against such matter; however, broker non-votes, if any, will be disregarded and have no effect on the outcome of such vote.

Profit-Sharing Investment Plan

Participants in the Company’s PSIP have the right to instruct the PSIP Trustee, on a confidential basis, how the shares allocated to their accounts are to be voted, and will receive a separate PSIP voting instruction card for that purpose. In general, the PSIP provides that all shares for which no voting instructions are received from participants and unallocated shares of common stock held in the leveraged employee stock ownership plan established as part of the PSIP, will be voted by the Trustee in the same proportion as shares as to which voting instructions are received. However, shares that have been allocated to PSIP participants’ PAYSOP accounts for which no voting instructions are received will not be voted.

List of Stockholders

The names of stockholders of record entitled to vote at the Meeting will be available at the Meeting and for ten days prior to the Meeting for any purpose germane to the Meeting, during ordinary business hours, at our principal executive offices at One Post Street, San Francisco, California, by contacting the Secretary of the Company.

Online Access to Annual Reports on Form 10-K and Proxy Statements

The notice of annual meeting, proxy statement and Annual Report on Form 10-K for our fiscal year ended March 31, 2008 are available at http://bnymellon.mobular.net/bnymellon/mck. Instead of receiving future copies of the proxy statement and Annual Report on Form 10-K by mail, stockholders can elect to receive these documents electronically, in which case you will receive an e-mail with a link to these documents.

Stockholders of Record:  You may elect to receive proxy materials electronically next year in place of printed materials by logging on to www.bnymellon.com/shareowner/isd and entering your Stockholder Account Number, which you can locate on the accompanying proxy card. You will save the Company printing and mailing expenses, reduce the impact on the environment and obtain immediate access to the Annual Report on Form 10-K, proxy statement and voting form when they become available.

Beneficial Stockholders:  If you hold your shares through a bank, broker or other holder of record, you may also have the opportunity to receive copies of the proxy statement and Annual Report on Form 10-K electronically. Please check the information provided in the proxy materials mailed to you by your bank, broker or other holder of record regarding the availability of this service or contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of such an option for you.

If you elect to receive your materials via the Internet, you can still request paper copies by leaving a message with Investor Relations at (800) 826-9360 or by sending an e-mail to investors@mckesson.com.

Householding of Proxy Materials

In a further effort to reduce printing costs and postage fees, we have adopted a practice approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of these materials, please: (1) mail your request to Investor Relations, Box K, McKesson Corporation, One Post Street, San Francisco, CA 94104; (2) send an e-mail to investors@mckesson.com; or (3) call our Investor Relations department toll-free at (800) 826-9360. Similarly, you may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

PROPOSALS TO BE VOTED ON

Item 1.	Election of Directors

There are ten nominees for election to the Board of Directors (the “Board”) of the Company. The directors elected at the Meeting will hold office until the 2009 Annual Meeting of Stockholders and until their successors have been elected and qualified, or until their earlier death, resignation or removal. If a nominee is unavailable for election, your proxy authorizes the persons named in the proxy to vote for a replacement nominee if the Board names one. As an alternative, the Board may reduce the number of directors to be elected at the Meeting.

Except for Andy D. Bryant and Edward A. Mueller, each of whom was elected by the Board as a new director on January 23, 2008 and April 23, 2008, respectively, all nominees are existing directors and were elected to the Board at either the 2007, 2006 or 2005 Annual Meeting of Stockholders. Each nominee has informed the Board that they are willing to serve as directors. If any nominee should decline or become unable to serve as a director for any reason, the persons named in the enclosed proxy will vote for another person as they determine in their best judgment.

Majority Voting Standard for Election of Directors.  The Company’s Amended and Restated Bylaws provide for a majority voting standard for the election of directors, which state that in uncontested director elections, such as that being conducted this year, a director nominee will be elected only if the number of votes cast “for” the nominee exceeds the number of votes cast “against” that nominee. In the case of contested elections (a situation in which the number of nominees exceeds the number of directors to be elected), the plurality vote standard will apply. This majority voting standard is described further below under the section entitled “Corporate Governance — Majority Voting Standard.”

The following is a brief description of the age, principal occupation for at least the past five years and major affiliations of each of the nominees.

Nominees

The Board of Directors recommends a vote “FOR” each Nominee.

Andy D. Bryant Executive Vice President and Chief Administrative Officer Intel Corporation

Mr. Bryant, age 58, has served as Executive Vice President and Chief Administrative Officer of Intel Corporation since October 2007. He served as Intel’s Chief Financial Officer from 1994 to October 2007. Mr. Bryant joined Intel in 1981 and held a number of management positions before becoming Chief Financial Officer. He is also a director of Columbia Sportswear Company and Kryptiq, Inc. Mr. Bryant has been a director of the Company since January 2008.

Wayne A. Budd Senior Counsel Goodwin Procter LLP

Mr. Budd, age 66, joined the law firm of Goodwin Procter LLP as Senior Counsel in October 2004. He had been Senior Executive Vice President and General Counsel and a director of John Hancock since 2000 and a director of John Hancock Life Insurance Company since 1998. From 1996 to 2000, Mr. Budd was Group President-New England for Bell Atlantic Corporation (now Verizon Communications, Inc.). From 1994 to 1997, Mr. Budd was a Commissioner, United States Sentencing Commission and from 1993 to 1996, he was a senior partner at the law firm of Goodwin Procter LLP. From 1992 to 1993, he was the Associate Attorney General of the United States and from 1989 to 1992, he was United States Attorney for the District of Massachusetts. Mr. Budd has been a director of the Company since October 2003. He is a member of the Audit Committee and the Committee on Directors and Corporate Governance.

John H. Hammergren Chairman of the Board, President and Chief Executive Officer

Mr. Hammergren, age 49, was named Chairman of the Board effective July 2002 and was named President and Chief Executive Officer of the Company effective April 2001. He was Co-President and Co-Chief Executive Officer of the Company from July 1999 until April 2001. He was Executive Vice President of the Company and President and Chief Executive Officer of the Supply Management Business from January 1999 to July 1999, Group President, McKesson Health Systems from 1997 to 1999 and Vice President of the Company since 1996. He is also a director of Nadro, S.A. de C.V. (Mexico) and Verispan LLC, entities in which the Company holds interests, and a director of the Hewlett-Packard Company. He has been a director of the Company since July 1999.

Alton F. Irby III Chairman and Founding Partner London Bay Capital

Mr. Irby, age 67, was the founding partner and has been Chairman of London Bay Capital, a privately-held investment firm, since May 2006. He was the founding partner of Tricorn Partners LLP, a privately-held investment bank from May 2003 to May 2006, a partner of Gleacher & Co. Ltd. from January 2001 until April 2003, and Chairman and Chief Executive Officer of HawkPoint Partners, formerly known as National Westminster Global Corporate Advisory, from 1997 until 2000. He was a founding partner of Hambro Magan Irby Holdings from 1988 to 1997. He is the Chairman of ContentFilm plc and also serves as a director of Catlin Group Limited and Thomas Weisel Partners Group, Inc. He is also a director of an indirect wholly-owned subsidiary of the Company, McKesson

Information Solutions UK Limited. Mr. Irby has been a director of the Company since January 1999. He is Chair of the Compensation Committee and a member of the Finance Committee.

M. Christine Jacobs Chairman of the Board, President and Chief Executive Officer Theragenics Corporation

Ms. Jacobs, age 57, is the Chairman, President and Chief Executive Officer of Theragenics Corporation, a manufacturer of prostate cancer treatment devices and surgical products. She has held the position of Chairman since May 2007, and previously from 1998 to 2005. She was Co-Chairman of the Board from 1997 to 1998 and was elected President in 1992 and Chief Executive Officer in 1993. Ms. Jacobs has been a director of the Company since January 1999. She is a member of the Compensation Committee and the Committee on Directors and Corporate Governance.

Marie L. Knowles Executive Vice President and Chief Financial Officer, Retired ARCO

Ms. Knowles, age 61, retired from Atlantic Richfield Company (“ARCO”) in 2000 and was Executive Vice President and Chief Financial Officer from 1996 until 2000 and a director from 1996 until 1998. She joined ARCO in 1972. Ms. Knowles is also a member of the Board of Trustees of the Fidelity Funds. She has been a director of the Company since March 2002. She is the Chair of the Audit Committee and a member of the Finance Committee.

David M. Lawrence, M.D Chairman of the Board and Chief Executive Officer, Retired Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals

Dr. Lawrence, age 67, retired as Chairman Emeritus of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals in December 2002. He served as Chairman of the Board from 1992 to May 2002 and Chief Executive Officer from 1991 to May 2002 of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals. He held a number of management positions with these organizations prior to assuming these positions, including Vice Chairman of the Board and Chief Operating Officer. He is also a director of Agilent Technologies, Dynavax Technologies Corporation and Raffles Medical Group, Inc. Dr. Lawrence has been a director of the Company since January 2004. He is a member of the Compensation Committee and the Committee on Directors and Corporate Governance.

Edward A. Mueller Chairman of the Board and Chief Executive Officer Qwest Communications International Inc.

Mr. Mueller, age 61, has served as Chairman and Chief Executive Officer of Qwest Communications International Inc., a provider of voice, data and video services, since August 2007. He served as Chief Executive Officer of Williams-Sonoma, Inc., a provider of specialty products for cooking, from January 2003 until July 2006. Prior to joining Williams-Sonoma, Inc., Mr. Mueller served as President and Chief Executive Officer of Ameritech Corporation, a subsidiary of SBC Communications, Inc., from 2000 to 2002. He is also a director of The Clorox Company. Mr. Mueller has been a director of the Company since April 2008.

James V. Napier Chairman of the Board, Retired Scientific-Atlanta, Inc.

Mr. Napier, age 71, retired as Chairman of the Board, Scientific-Atlanta, Inc., a cable and telecommunications manufacturing company, in November 2000. He had been the Chairman of the Board since 1993. He is also a director of Vulcan Materials Company, Intelligent Systems Corporation and Westinghouse Air Brake Technologies Corporation. Mr. Napier has been a director of the Company since January 1999. He is Chair of the Finance Committee and a member of the Compensation Committee.

Jane E. Shaw Chairman of the Board and Chief Executive Officer, Retired Aerogen, Inc.

Dr. Shaw, age 69, retired as Chairman of the Board of Aerogen, Inc., a company specializing in the development of products for improving respiratory therapy, in October 2005. She had held that position since 1998. She retired as Chief Executive Officer of that company in June 2005. She is also a director of Intel Corporation and Talima Therapeutics, Inc. Dr. Shaw has been a director of the Company since April 1992. She is the Chair of the Committee on Directors and Corporate Governance and a member of the Audit Committee.

The Board, Committees and Meetings

The Board of Directors is the Company’s governing body with responsibility for oversight, counseling and direction of the Company’s management to serve the long-term interests of the Company and its stockholders. The Board’s goal is to build long-term value for the Company’s stockholders and to assure the vitality of the Company for its customers, employees and other individuals and organizations that depend on the Company. To achieve its goals, the Board monitors both the performance of the Company and the performance of the Chief Executive Officer (“CEO”). The Board currently consists of ten members, all of whom are independent with the exception of the Chairman.

The Board has, and for many years has had, standing committees: currently, the Audit Committee, the Compensation Committee, the Committee on Directors and Corporate Governance, and the Finance Committee. Each of these committees is governed by a written charter approved by the Board in compliance with the applicable requirements of the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”) listing requirements (collectively, the “Applicable Rules”). Each of these charters requires an annual review by its committee. Each member of our standing committees is independent, as determined by the Board, under the NYSE listing standards and the Company’s director independence standards. In addition, each member of the Audit Committee meets the additional, heightened independence criteria applicable to audit committee members, as established by the SEC. The members of each standing committee are appointed by the Board each year for a term of one-year or until his or her successor is elected. The members of the committees are identified in the table below.

Directors and
Corporate
Director	Audit	Compensation	Governance	Finance

Andy D. Bryant	—	—	—	—
Wayne A. Budd	X	—	X	—
John H. Hammergren	—	—	—	—
Alton F. Irby III	—	Chair	—	X
M. Christine Jacobs	—	X	X	—
Marie L. Knowles	Chair	—	—	X
David M. Lawrence, M.D.	—	X	X	—
Edward A. Mueller	—	—	—	—
James V. Napier	—	X	—	Chair
Jane E. Shaw	X	—	Chair	—

Due to their recent election to the Board, Messrs. Bryant and Mueller do not currently serve on any of the Board’s standing committees. However, it is expected that both Messrs. Bryant and Mueller will be appointed to serve on one or more of the Board’s standing committees at its upcoming July 2008 meeting.

Board and Meeting Attendance

During the fiscal year ended March 31, 2008 (“FY 2008”), the Board met seven times. No director attended fewer than 75% of the aggregate number of meetings of the Board and of all the committees on which he or she served. Directors meet their responsibilities not only by attending Board and committee meetings, but also through communication with executive management on matters affecting the Company. Directors are also expected to attend the Annual Meeting of Stockholders. Present at the Annual Meeting of Stockholders held in July 2007 were each of the directors then standing for election and all directors whose terms were continuing after the meeting.

Audit Committee

The Audit Committee is responsible for, among other things, reviewing with management the annual audited financial statements filed in the Annual Report on Form 10-K, including major issues regarding accounting principles and practices as well as the adequacy and effectiveness of internal control over financial reporting that could significantly affect the Company’s financial statements; reviewing with financial management and the independent registered public accounting firm (the “independent accountants”) the interim financial statements prior to the filing of the Company’s quarterly reports on Form 10-Q; the appointment of the independent accountants; monitoring the independence and evaluating the performance of the independent accountants; approving the fees to be paid to the independent accountants; reviewing and accepting the annual audit plan, including the scope of the audit activities of the independent accountants; at least annually reassessing the adequacy of the Audit Committee’s charter and recommending to the Board any proposed changes; reviewing major changes to the Company’s accounting principles and practices; reviewing the appointment, performance, and replacement of the senior internal audit department executive; advising the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s code of conduct; performing such other activities and considering such other matters, within the scope of its responsibilities, as the Audit Committee or Board deems necessary or appropriate. The composition of the Audit Committee, the attributes of its members, including the requirement that each be “financially literate” and have other requisite experience, and the responsibilities of the Audit Committee, as reflected in its charter, are in accordance with the Applicable Rules for corporate audit committees. The Audit Committee met seven times during FY 2008.

Audit Committee Financial Expert

The Board has designated Ms. Knowles as the Audit Committee’s financial expert and has determined that she meets the qualifications of an “audit committee financial expert” in accordance with SEC rules, and that she is “independent” as defined for audit committee members in the listing standards of the NYSE and in accordance with the Company’s additional director independence standards.

Compensation Committee

The Compensation Committee has responsibility for, among other things, reviewing all matters relating to CEO compensation, including making and annually reviewing decisions concerning cash and equity compensation, and other terms and conditions of employment for the CEO, and making decisions with regard to CEO compensation, incorporating the review of the CEO’s performance against pre-established business and individual objectives that is conducted annually by the full Board; reviewing and approving corporate goals and objectives relating to compensation of other executive officers, and making and annually reviewing decisions concerning the cash and equity compensation, and other terms and conditions of employment, for those executive officers; reviewing and making recommendations to the Board with respect to adoption of, or amendments to, all equity-based incentive compensation plans and arrangements for employees and cash-based incentive plans for senior executive officers; approving grants of stock, stock options, stock purchase rights or other equity grants to employees eligible for such grants (unless such responsibility is delegated pursuant to the applicable stock plan); interpreting the Company’s stock plans; reviewing its charter annually and recommending to the Board any changes the Compensation Committee determines are appropriate; participating with management in the preparation of the Compensation Discussion and Analysis for the Company’s proxy statement; and performing such other activities required by applicable law, rules or regulations, and consistent with its charter, as the Compensation Committee or the Board deems necessary or appropriate. The Compensation Committee may delegate to the CEO the authority to grant options to employees other than directors or executive officers, provided that such grants are within the limits established by Delaware General Corporate Law and by resolution of the Board. The Compensation Committee determines the structure and amount of all executive officer compensation, including awards of equity, based upon the initial recommendation of management and in consultation with the Compensation Committee’s outside compensation consultant. The Compensation Committee has engaged Compensation Strategies, Inc., an independent executive and director compensation consulting firm, to provide executive compensation consulting services to the Compensation Committee. Additional information on the Compensation Committee’s process and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below. The Compensation Committee met five times during FY 2008.

Finance Committee

The Finance Committee has responsibility for, among other things, reviewing the Company’s dividend policy; reviewing the adequacy of the Company’s insurance programs; reviewing with management the long-range financial policies of the Company; providing advice and counsel to management on the financial aspects of significant acquisitions and divestitures, major capital commitments, proposed financings and other significant transactions; making recommendations concerning significant changes in the capital structure of the Company; reviewing tax planning strategies utilized by management; reviewing the funding status and investment policies of the Company’s tax-qualified retirement plans; and reviewing and approving the principal terms and conditions of securities that may be issued by the Company. The Finance Committee met five times during FY 2008.

Committee on Directors and Corporate Governance

The Committee on Directors and Corporate Governance (the “Governance Committee”) has responsibility for, among other things, recommending guidelines and criteria to be used to select candidates for Board membership; reviewing the size and composition of the Board to assure that proper skills and experience are represented; recommending the slate of nominees to be proposed for election at the annual meeting of stockholders; recommending qualified candidates to fill Board vacancies; evaluating the Board’s overall performance; developing and administering the Company’s related party transactions policy; advising the Board on matters of corporate governance, including the Corporate Governance Guidelines and committee composition; and advising the Board regarding director compensation and administering the 2005 Stock Plan with respect to directors’ equity awards. The Governance Committee met seven times during FY 2008.

Nominations for Director

To fulfill its responsibility to recruit and recommend to the full Board nominees for election as directors, the Governance Committee considers all qualified candidates who may be identified by any one of the following sources: current or former Board members, a professional search firm, Company executives and other stockholders. Stockholders who wish to propose a director candidate for consideration by the Governance Committee may do so by submitting the candidate’s name, resume and biographical information and qualifications to the attention of the Secretary of the Company at One Post Street, San Francisco, CA 94104. All proposals for recommendation or nomination received by the Secretary will be presented to the Governance Committee for its consideration. The Governance Committee and the Company’s CEO will interview those candidates that meet the criteria described below, and the Governance Committee will recommend to the Board nominees that best suit the Board’s needs. In order for a recommended director candidate to be considered by the Governance Committee for nomination for election at an upcoming annual meeting of stockholders, the recommendation must be received by the Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders.

In evaluating candidates for the Board, the Governance Committee reviews each candidate’s biographical information and credentials, and assesses each candidate’s independence, skills, experience and expertise based on a variety of factors. Members of the Board should have the highest professional and personal ethics, integrity and values consistent with the Company’s values. They should have broad experience at the policy-making level in business, technology, healthcare or public interest, or have achieved national prominence in a relevant field as a faculty member or senior government officer. The Governance Committee will consider whether the candidate has had a successful career that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make, and whether the nominee’s skills are complementary to the existing Board members’ skills. Board members must take into account and balance the legitimate interests and concerns of all of the Company’s stockholders and other stakeholders, and must be able to devote sufficient time and energy to the performance of his or her duties as a director, as well as have a commitment to diversity.

Messrs. Bryant and Mueller have been nominated to stand for election by the stockholders for the first time. They were initially identified as potential director candidates by a professional search firm and were brought to the attention of Mr. Hammergren as Chairman of the Board. Mr. Hammergren in turn informed the Governance Committee of these potential candidates. Members of the Governance Committee, as well as Mr. Hammergren, other directors and executive officers, conducted a series of interviews of Mr. Bryant and subsequently of Mr. Mueller. After evaluating each candidate’s qualifications, the Governance Committee nominated Mr. Bryant in January 2008 and Mr. Mueller in April 2008 for election as a director. At the January and April 2008 Board meetings, the Board elected Mr. Bryant and Mr. Mueller, respectively, as a director. In May 2008, the Governance

Committee recommended for nomination, and the Board nominated, Messrs. Bryant and Mueller along with the other eight nominees to stand for election by the stockholders.

Director Compensation

The Company believes that compensation for non-employee directors should be competitive and should encourage increased ownership of the Company’s stock. The compensation for each non-employee director of the Company includes an annual cash retainer, an annual restricted stock unit (“RSU”) award and per-meeting fees. The committee chairs also receive an additional annual retainer, and as of July 2007, the Presiding Director also receives an additional annual retainer. Non-employee directors are also paid their reasonable expenses for attending Board and committee meetings. Directors who are employees of the Company or its subsidiaries do not receive any compensation for service on the Board.

Cash Compensation

Directors may receive their annual retainers and meeting fees in cash, or defer their cash compensation into the Company’s Deferred Compensation Administration Plan III (“DCAP III”). Directors may elect in advance to defer up to 100% of their annual retainer (including any committee chair or Presiding Director retainer) and all of their meeting fees earned during any calendar year into the Company’s DCAP III. The minimum deferral period for any amounts deferred is five years, and if a director ceases to be a director of the Company for any reason other than death, disability or retirement, the account balance will be paid in the January following his or her separation. In the event of death, disability or retirement, the account balance will be paid in accordance with the director’s distribution election. To attain retirement, a director must have served on the Board for at least six successive years. The Compensation Committee approves the interest rate to be credited each year to amounts deferred into the DCAP III, and the interest rate for calendar years 2007 and 2008 was set at 8.0% per annum.

Following a comprehensive review of compensation practices and levels for non-employee directors, on October 27, 2006, the Board increased the annual retainer for non-employee directors from $50,000 to $75,000 and increased by $5,000 the annual retainer for each committee chair (except for Chair of the Compensation Committee), which resulted in a $20,000 annual retainer for the Chair of the Audit Committee and $10,000 for each of the Chairs of the Finance Committee and the Committee on Directors and Corporate Governance. The annual retainer for the Chair of the Compensation Committee was increased to $20,000 from $5,000. These changes became effective on October 1, 2006. Also, at the October 2006 Board meeting, an annual retainer of $10,000 was established for the Presiding Director effective July 25, 2007. In addition to payment of an annual retainer, Board members are entitled to meeting fees of $1,500 for each Board, Finance Committee, Compensation Committee or Committee on Directors and Corporate Governance meeting attended, and $2,000 for each Audit Committee meeting attended.

The following table summarizes the cash compensation provided to non-employee directors for the fiscal years ended March 31, 2008 and 2007:

Non-Employee Director Cash Compensation	2008	2007(1)

Annual cash retainer	$75,000	$50,000
Additional retainer for Presiding Director	$10,000	—
Additional retainer for Chairperson of the Audit Committee	$20,000	$15,000
Additional retainer for Chairperson of the Compensation Committee	$20,000	$5,000
Additional retainer for Chairperson of all other committees	$10,000	$5,000
Meeting fee for each Audit Committee meeting attended	$2,000	$2,000
Meeting fee for each Board or other committee meeting attended	$1,500	$1,500

(1)	Non-employee director compensation was amended as of October 1, 2006.

Equity Compensation

Each July, beginning in 2007, non-employee directors receive an automatic annual grant of RSUs with an approximate value as of the grant date equal to $150,000. The actual number of RSUs under the grant is determined by dividing $150,000 by the closing price of the Company’s common stock on the grant date (with any fractional unit rounded up to the nearest whole unit). For annual RSU awards made prior to July 2007, non-employee directors received 2,500 units.

The RSUs granted to non-employee directors vest immediately. For annual RSU grants made prior to the July 2008 Annual Meeting of Stockholders, receipt of the underlying stock is deferred until such time as the director leaves the Board. At its meeting in July 2007, the Board determined that if a director meets the director stock ownership guidelines (currently $300,000 in shares and share equivalents), the director will, on the grant date, receive the shares underlying the RSU grant unless the director elects to defer receipt of the shares.

Recipients of RSUs are entitled to dividend equivalents at the same dividend rate applicable to the Company’s common stockholders. For our directors, dividend equivalents on the RSUs are credited quarterly to an interest bearing cash account and are not distributed until the director leaves the Board. Interest accrues on directors’ credited dividend equivalents at the same rate used for the Company’s DCAP III, which for calendar years 2007 and 2008 was set at 8.0% per annum.

All Other Compensation and Benefits

Alton F. Irby III is also a director of McKesson Information Solutions UK Limited, an indirect wholly-owned subsidiary of the Company, and he currently receives meeting fees of $1,500 for each board meeting attended. For the fiscal year ended March 31, 2008, Mr. Irby was paid $1,500 for his service as a board member of McKesson Information Solutions UK Limited.

Non-employee directors are eligible to participate in the McKesson Foundation’s Educational Matching Gifts Program. Under this program, directors’ gifts to schools and educational associations or funds will be matched by the foundation up to $5,000 per director for each fiscal year.

2008 Director Compensation Table

The following table sets forth information concerning the compensation paid or earned by each non-employee director for the fiscal year ended March 31, 2008. Mr. Hammergren, our Chairman, President and Chief Executive Officer, is not included in this table as he is an employee of the Company and thus receives no compensation for his service as a director. The compensation received by Mr. Hammergren as an officer of the Company is shown in the 2008 Summary Compensation Table below.

					Change in
					Pension Value
	Fees				and Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)	($)	($)(3)	($)(4)	($)

Andy D. Bryant(5)	15,717	75,006	—	—	—	—	90,723
Wayne A. Budd	112,000	150,024	—	—	7,057	2,070	271,151
Alton F. Irby III(6)	122,000	150,024	—	—	6,149	2,034	280,207
M. Christine Jacobs	103,500	150,024	—	—	949	2,674	257,147
Marie L. Knowles	126,000	150,024	—	—	6,948	1,936	284,908
David M. Lawrence, M.D.	96,000	150,024	—	—	3,460	2,155	251,639
Robert W. Matschullat	25,172	—	—	—	7,369	864	33,405
Edward A. Mueller(5)	—	—	—	—	—	—	—
James V. Napier	103,795	150,024	—	—	2,557	2,121	258,497
Jane E. Shaw	124,500	150,024	—	—	7,079	5,089	286,692

(1)	Consists of the director annual retainer and meeting fees, and if applicable, the annual chair and Presiding Director retainers (whether paid or deferred).

(2)	Amounts shown in this column reflect the Company’s accounting expense for these awards and do not reflect whether the recipient has actually realized a financial benefit from the award. Due to the fact that these awards are fully vested at grant (whether paid or deferred), this column represents the full grant date fair value of the director’s automatic annual grant of RSUs as computed pursuant to Statement of Financial Accounting Standards No. 123(R), “Share-based Payment” (“SFAS 123(R)”). For additional information on the assumptions used to calculate the value of such awards, refer to Note 19 of the Company’s consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended March 31, 2008, as filed with the SEC on May 7, 2008.

(3)	Represents the amount of above-market interest earned under the Company’s Deferred Compensation Administration Plans, and above-market interest credited on undelivered dividend equivalents. A discussion of the Company’s Deferred Compensation Administration Plans is provided below in the subsection entitled “Narrative Disclosure to the 2008 Nonqualified Deferred Compensation Table.”

(4)	Represents the amount of dividend equivalents credited on RSUs granted under the Company’s 2005 Stock Plan and 1997 Directors’ Plan. Recipients of RSUs are entitled to dividend equivalents at the same dividend rate applicable to the Company’s common stockholders. For directors, dividend equivalents are not distributed until he or she leaves the Board at which time these amounts are also credited with an 8.0% return.

(5)	Messrs. Bryant and Mueller were elected to the Board of Directors on January 23, 2008 and April 23, 2008, respectively. The amount shown for Mr. Bryant under the column entitled “Fees Earned or Paid in Cash” represents a prorated amount of the quarterly director retainer payable for the fourth quarter of FY 2008. Because Mr. Mueller was elected to the Board after FY 2008 had ended, he did not receive or earn any director compensation for FY 2008.

(6)	Includes $1,500 paid to Mr. Irby for his service as a board member of McKesson Information Solutions UK Limited.

Corporate Governance

The Board is committed to, and for many years has adhered to, sound and effective corporate governance practices. The Board is also committed to diligently exercising its oversight responsibilities of the Company’s business and affairs consistent with the highest principles of business ethics, and to meeting the corporate governance requirements of both federal law and the NYSE. In addition to its routine monitoring of best practices, each year the Board and its committees review the Company’s current corporate governance practices, the corporate governance environment and current trends, and update their written charters and guidelines as necessary. The Board has adopted independence standards for its members, Corporate Governance Guidelines, as well as the charters for the Audit, Compensation, Finance and Governance Committees, all of which can be found on the Company’s website at www.mckesson.com under the caption “Governance” and are described more fully below. Printed copies of these documents may be obtained by any stockholder from the Corporate Secretary upon request, One Post Street, 35th Floor, San Francisco, California 94104.

Majority Voting Standard

The Company’s Amended and Restated By-Laws (the “By-Laws”) provide for a majority voting standard for the election of directors. This standard states that in uncontested director elections, a director nominee will be elected only if the number of votes cast “for” the nominee exceeds the number of votes cast “against” that nominee. To address the “holdover” director situation in which, under Delaware law a director remains on the Board until his or her successor is elected and qualified, the By-Laws require each director nominee to submit an irrevocable resignation in advance of the stockholder vote. The resignation would be contingent upon both the nominee not receiving the required vote for reelection and acceptance of the resignation by the Board pursuant to its policies.

If a director nominee receives more “against” votes for his or her election, the Board’s Governance Committee, composed entirely of independent directors, will evaluate and make a recommendation to the Board with respect to the proffered resignation. In its review, the Governance Committee will consider, by way of example, the following factors: the impact of the acceptance of the resignation on stock exchange listing or other regulatory requirements; the financial impact of the acceptance of the resignation; the unique qualifications of the director whose resignation has been tendered; the reasons the Governance Committee believes that stockholders cast votes against the election of such director (such as a “vote no” campaign on an illegitimate or wrongful basis); and any alternatives for addressing the “against” votes.

The Board must take action on the Governance Committee’s recommendation within 90 days following certification of the stockholders’ vote. Absent a determination by the Board that it is in the best interests of the Company for an unsuccessful incumbent to remain on the Board, the Board shall accept the resignation. The majority vote standard states that the Board expects an unsuccessful incumbent to exercise voluntary recusal from deliberations of the Governance Committee or the Board with respect to the tendered resignation. In addition, the standard requires the Company to file a current report on Form 8-K with the SEC within four business days after the Board’s acceptance or rejection of the resignation, explaining the reasons for any rejection of the tendered resignation. Finally, the standard also provides procedures to address the situation in which a majority of the members of the Governance Committee are unsuccessful incumbents or all directors are unsuccessful incumbents.

If the Board accepts the resignation of an unsuccessful incumbent director, or if in an uncontested election a nominee for director who is not an incumbent director does not receive a majority vote, the Board may fill the resulting vacancy or decrease the size of the Board. In contested elections, the plurality vote standard will apply. A contested election is an election in which a stockholder has duly nominated a person to the Board and has not withdrawn that nomination at least five days prior to the first mailing of the notice of the meeting of stockholders.

Codes of Business Conduct and Ethics

The Company is committed to the highest standards of ethical and professional conduct and has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees, and provides guidance for conducting the Company’s business in a legal, ethical and responsible manner. In addition, the Company has adopted a Code of Ethics applicable to the Chief Executive Officer, Chief Financial Officer, Controller and Financial Managers (“Senior Financial Managers’ Code”) that supplements the Code of Business Conduct and Ethics by providing more specific requirements and guidance on certain topics. Both of the Codes are available on the Company’s website at www.mckesson.com under the caption “Governance,” or a printed copy may be obtained by any stockholder from the Corporate Secretary upon request, One Post Street, 35th Floor, San Francisco, California 94104. The Company intends to post any amendments to, or waivers from, its Senior Financial Managers’ Code on its website within four business days after such amendment or waiver.

Related Party Transactions Policy

The Company has a written Related Party Transactions Policy requiring approval or ratification of certain transactions involving executive officers, directors and nominees for director, beneficial owners of more than five percent of the Company’s common stock, and immediate family members of any such persons where the amount involved exceeds $100,000. Under the policy, the Company’s General Counsel initially determines if a transaction or relationship constitutes a transaction that requires compliance with the policy or disclosure. If so, the matter will be referred to the Chief Executive Officer for consideration with the General Counsel as to approval or ratification in the case of other executive officers and/or their immediate family members, or to the Governance Committee in the case of transactions involving directors, nominees for director, the General Counsel, the Chief Executive Officer or holders of more than five percent of the Company’s common stock. Annually directors, nominees and executive officers are asked to identify any transactions that might fall under the policy as well as identify immediate family members. Additionally, they are required to promptly notify the General Counsel of any proposed related party transaction. The policy is administered by the Governance Committee. The transaction may be ratified or approved if it is fair and reasonable to the Company and consistent with its best interests. Factors that may be taken into account in making that determination include: (i) the business purpose of the transaction; (ii) whether it is entered into on an arms-length basis; (iii) whether it would impair the independence of a director; and (iv) whether it would violate the provisions of the Company’s Code of Business Conduct and Ethics.

The Company and its subsidiaries may, in the ordinary course of business, have transactions involving more than $100,000 with unaffiliated companies of which certain of the Company’s directors are directors and/or executive officers. Therefore, under the policy, the Governance Committee reviews such transactions. However, the Company does not consider the amounts involved in such transactions to be material in relation to its businesses, the businesses of such other companies or the interests of the directors involved. In addition, the Company believes that such transactions are on the same terms generally offered by such other companies to other entities in comparable transactions.

Corporate Governance Guidelines

The Board for many years has had directorship practices reflecting sound corporate governance practices and, in response to the NYSE listing requirements, in 2003 adopted Corporate Governance Guidelines which address matters including, among others: director qualification standards and the director nomination process; stockholder communications with directors; director responsibilities; selection and role of the Presiding Director; director access to management and, as necessary and appropriate, independent advisors; director compensation; director stock ownership guidelines; director orientation and continuing education; management succession; and an annual performance evaluation of the Board. The Governance Committee is responsible for overseeing the guidelines and annually assessing its adequacy. The Board most recently approved revised Corporate Governance Guidelines on April 23, 2008, which can be found on the Company’s website at www.mckesson.com under the caption “Governance,” or a printed copy may be obtained by any stockholder from the Corporate Secretary upon request.

Director Stock Ownership Guidelines

Prior to July 25, 2007, pursuant to the Company’s Director Stock Ownership Guidelines, directors were expected to own shares or share equivalents of the Company’s common stock equal to three times the annual board retainer within three years of joining the Board. At its July 25, 2007 meeting, the Board amended the Company’s Director Stock Ownership Guidelines such that directors are now expected to own shares or share equivalents of the Company’s common stock equal to four times the annual board retainer within three years of joining the Board. As of May 30, 2008, all of our directors were in compliance with the Company’s amended Director Stock Ownership Guidelines. In accordance with the terms of our Director Stock Ownership Guidelines, due to their recent election to the Board, Messrs. Bryant and Mueller have until 2011 to accumulate shares or share equivalents of the Company’s common stock equal to four times the annual board retainer.

Director Independence

Under the Company’s Corporate Governance Guidelines, the Board must have a substantial majority of directors who meet the applicable criteria for independence required by the NYSE. The Board must determine, based on all relevant facts and circumstances, whether in its business judgment, each director satisfies the criteria for independence, including the absence of a material relationship with the Company, either directly or indirectly. The Board has established standards to assist it in making a determination of director independence, which go beyond the criteria required by the NYSE. A director will not be considered independent if, within the preceding five years:

a) The director receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

b) The director is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company;

c) The director is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee;

d) The director is an executive officer or an employee, or whose immediate family member is an executive officer, of another company (A) that accounts for at least 2.0% of the Company’s consolidated gross revenues, or (B) for which the Company accounts for at least 2.0% or $1,000,000, whichever is greater, of such other company’s consolidated gross revenues;

e) The director is an executive officer of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is more than 2.0% of the respective company’s total assets measured as of the last completed fiscal year;

f) The director serves as an officer, director or trustee of a charitable organization and the Company’s discretionary charitable contributions are more than 2.0% of that organization’s total annual charitable receipts; (the Company’s matching of employee charitable contributions will not be included in the amount of the Company’s contributions for this purpose); and

g) For relationships not covered by the guidelines above, or for relationships that are covered, but as to which the Board believes a director may nonetheless be independent, the determination of independence shall be made by the directors who satisfy the NYSE independence rules and the guidelines set forth above. However, any determination of independence for a director who does not meet these standards must be specifically explained in the Company’s proxy statement.

These standards can also be found on the Company’s website at www.mckesson.com under the caption “Governance.” Provided that no relationship or transaction exists that would disqualify a director under these standards, and no other relationship or transaction exists of a type not specifically mentioned in these standards that, in the Board’s opinion, taking into account all relevant facts and circumstances, would impair a director’s ability to exercise his or her independent judgment, the Board will deem such person to be independent. Applying these standards, and all other applicable laws, rules or regulations, the Board has determined that, with the exception of John H. Hammergren, each of the current directors, namely Andy D. Bryant, Wayne A. Budd, Alton F. Irby III, M. Christine Jacobs, Marie L. Knowles, David M. Lawrence, M.D., Edward A. Mueller, James V. Napier and Jane E. Shaw, is independent.

Executive Sessions of the Board

The independent directors of the Board meet in executive session without management present on a regularly scheduled basis. The members of the Board designate a “Presiding Director” to preside at such executive sessions and the position rotates annually each July among the committee chairs. The Presiding Director establishes the agenda for each executive session meeting and also determines which, if any, other individuals, including members of management and independent advisors, should attend each such meeting. The Presiding Director also, in collaboration with the Chairman and the Corporate Secretary, reviews the agenda in advance of the Board of Directors meetings. Jane E. Shaw, Chair of the Governance Committee, is the current Presiding Director until her successor is chosen by the other independent directors at the Board’s meeting in July 2008.

Communications with Directors

Stockholders and other interested parties may communicate with the Presiding Director, the nonmanagement directors, or any of the directors by addressing their correspondence to the Board member or members, c/o the Corporate Secretary’s Office, McKesson Corporation, One Post Street, 35th Floor, San Francisco, CA 94104, or via e-mail to “presidingdirector@mckesson.com” or to “nonmanagementdirectors@mckesson.com.” The Board has instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in her discretion, not to forward certain items if they are not relevant to and consistent with the Company’s operations, policies and philosophies, are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. The Corporate Secretary’s office maintains a log of all correspondence received by the Company that is addressed to members of the Board. Members of the Board may review the log at any time, and request copies of any correspondence received.

Indemnity Agreements

The Company has entered into indemnity agreements with each of its directors and executive officers that provide for defense and indemnification against any judgment or costs assessed against them in the course of their service. Such agreements do not, however, permit indemnification for acts or omissions for which indemnification is not permitted under Delaware law.

Item 2.	Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2009

The Audit Committee of the Company’s Board of Directors has approved Deloitte & Touche LLP (“D&T”) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending March 31, 2009. D&T has acted in this capacity for the Company for several years, is knowledgeable about the Company’s operations and accounting practices, and is well qualified to act as the Company’s independent registered public accounting firm.

We are asking our stockholders to ratify the selection of D&T as the Company’s independent registered public accounting firm. Although ratification is not required by our By-Laws or otherwise, the Board is submitting the selection of D&T to our stockholders for ratification as a matter of good corporate practice. If stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain D&T. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. Representatives of D&T are expected to be present at the Meeting to respond to appropriate questions and to make a statement if they desire to do so. For the fiscal years ended March 31, 2008 and 2007, professional services were performed by D&T, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), which includes Deloitte Consulting. Fees paid for those years were as follows:

	2008	2007

Audit Fees	$9,662,161	$9,220,394
Audit-Related Fees	1,265,721	2,072,770

Total Audit and Audit-Related Fees	10,927,882	11,293,164
Tax Fees	1,772,000	284,000
All Other Fees	—	—

Total	$12,699,882	$11,577,164

Audit Fees.  This category consists of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, the audit of the Company’s internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by D&T in connection with statutory and regulatory filings or engagements. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, foreign statutory audits required by non-U.S. jurisdictions, registration statements and comfort letters.

Audit-Related Fees.  This category consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include fees related to employee benefit plan audits, accounting consultation and due diligence in connection with mergers and acquisitions, attest services related to financial reporting that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees.  This category consists of fees billed for professional services rendered for U.S. and international tax compliance and consulting, including due diligence in connection with mergers and acquisitions.

All Other Fees.  This category consists of fees for products and services other than the services reported above. The Company paid no fees in this category for the fiscal years ended March 31, 2008 and 2007.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to the Applicable Rules, and as set forth in the terms of its charter, the Audit Committee has sole responsibility for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy which requires it to pre-approve all audit and permissible non-audit services, including audit-related and tax services to be provided by Deloitte & Touche, and between meetings the Chair of the Audit Committee is authorized to pre-approve services, which are reported to the Committee at its next meeting. All of the services described in the fee table above were approved in conformity with the Audit Committee’s pre-approval process.

Audit Committee Report

The Audit Committee of the Company’s Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s financial reporting processes. The functions of the Audit Committee are described in greater detail in the Audit Committee’s written charter adopted by the Company’s Board of Directors, which may be found on the Company’s website at www.mckesson.com under the caption “Governance.” The Audit Committee is composed exclusively of directors who are independent under the applicable SEC and NYSE rules and the Company’s independence standards. The Audit Committee’s members are not professionally engaged in the practice of accounting or auditing, and they necessarily rely on the work and assurances of the Company’s management and the independent registered public accounting firm. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. The independent registered public accounting firm of Deloitte & Touche LLP is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles, the effectiveness of the Company’s internal control over financial reporting and management’s assessment of the internal control over financial reporting. The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the fiscal year ended March 31, 2008 (the “Audited Financial Statements”). In addition, the Audit Committee has discussed with D&T the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended.

The Audit Committee also has received the written disclosures and the letter from D&T required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with that firm its independence from the Company. The Audit Committee further considered whether the provision of non-audit related services by D&T to the Company is compatible with maintaining the independence of that firm from the Company. The Audit Committee has also discussed with management of the Company and D&T such other matters and received such assurances from them as it deemed appropriate.

The Audit Committee discussed with the Company’s internal auditors and D&T the overall scope and plans for their respective audits. The Audit Committee meets regularly with the internal auditors and D&T, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 for filing with the SEC.

Audit Committee of the
Board of Directors

Marie L. Knowles, Chair
Wayne A. Budd
Jane E. Shaw

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding ownership of the Company’s outstanding common stock by any entity or person, to the extent known by us or ascertainable from public filings, to be the beneficial owner of more than five percent of the outstanding shares of common stock:

	Amount and
	Nature of
	Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership	Class*

AXA Financial, Inc.	32,642,260 (1)	11.30%
1290 Avenue of the Americas
New York, NY 10104
Wellington Management Company, LLP	32,250,759 (2)	11.17%
75 State Street
Boston, MA 02109

*	Based on 288,764,846 common shares outstanding as of December 31, 2007.

(1)	This information is based on a Schedule 13G/A filed with the SEC on February 14, 2008 by AXA Financial, Inc., as a parent holding company, on behalf of itself and its related parties AXA, AXA Courtage Assurance Mutuelle, AXA Assurances Vie Mutuelle and AXA Assurances I.A.R.D. Mutuelle, which generally reports sole voting and sole dispositive power with respect to 25,698,260 and 32,633,301 shares, respectively, and shared voting and shared dispositive power with respect to 3,008,400 and 8,959 shares, respectively. The filing also notes that a majority of the shares reported in the Schedule 13G/A are held by unaffiliated third-party client accounts managed by Alliance Capital Management L.P., as an investment adviser, and that Alliance Capital Management L.P. is a majority-owned subsidiary of AXA Financial, Inc.

(2)	This information is based upon a Schedule 13G/A filed with the SEC on February 14, 2008 by Wellington Management Company, LLP, as an investment adviser, which reports shared voting power with respect to 11,192,766 shares and shared dispositive power with respect to 32,250,759 shares.

Security Ownership of Directors, Nominees and Executive Officers

The following table sets forth, as of May 30, 2008, except as otherwise noted, information regarding ownership of the Company’s outstanding common stock by: (i) each executive officer named in the 2008 Summary Compensation Table below; (ii) each director, each of whom is also a director nominee; and (iii) all directors and executive officers as a group. The table also includes shares of common stock that underlie outstanding RSU awards and options to purchase common stock of the Company that either vest or become exercisable within 60 days of May 30, 2008:

	Shares of Common Stock		Percent of
Name of Individual	Beneficially Owned(1)		Class

Andy D. Bryant	1,184	(2)	*
Wayne A. Budd	19,375	(2)(3)(4)	*
Jeffrey C. Campbell	368,637	(3)(5)	*
John H. Hammergren	4,723,220	(3)(4)(5)	1.71%
Alton F. Irby III	96,555	(2)(3)(4)	*
M. Christine Jacobs	83,220	(2)(3)	*
Paul C. Julian	1,540,243	(3)(5)	*
Marie L. Knowles	9,342	(2)	*
David M. Lawrence, M.D.	17,754	(2)(3)	*
Edward A. Mueller	703	(2)	*
James V. Napier	98,183	(2)(3)(4)	*
Marc E. Owen	307,588	(3)(5)	*
Pamela J. Pure	276,577	(3)(4)(5)	*
Jane E. Shaw	103,074	(2)(3)(4)	*
All Directors and Executive Officers as a group (17 persons)	8,110,349	(2)(3)(4)(5)	2.93%

*	Less than 1.0%. The number of shares beneficially owned and the percentage of shares beneficially owned are based on 276,699,298 shares of the Company’s common stock outstanding as of May 30, 2008.

(1)	Except as otherwise indicated in the footnotes to this table, the persons named have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)	Includes vested RSUs or common stock units accrued under the 2005 Stock Plan, Directors’ Deferred Compensation Administration Plan and the 1997 Non-Employee Directors’ Equity Compensation and Deferral Plan (which plan has been replaced by the 2005 Stock Plan) as follows: Mr. Bryant, 1,184 units; Mr. Budd, 9,900 units; Mr. Irby, 9,752 units; Ms. Jacobs, 12,418 units; Ms. Knowles, 9,342 units; Dr. Lawrence, 10,254 units; Mr. Mueller, 703 units; Mr. Napier, 10,112 units; Dr. Shaw, 27,841 units; and all directors as a group, 91,506 units. Directors have neither voting nor investment power with respect to such units.

(3)	Includes shares that may be acquired by exercise of stock options or vesting of RSUs within 60 days of May 30, 2008 as follows: Mr. Budd, 9,375 shares; Mr. Campbell, 351,250 shares; Mr. Hammergren, 4,431,016 shares; Mr. Irby, 78,453 shares; Ms. Jacobs, 69,802 shares; Mr. Julian, 1,510,834 shares; Dr. Lawrence, 7,500 shares; Mr. Napier, 70,071 shares; Mr. Owen, 292,000 shares; Ms. Pure, 257,150 shares; Dr. Shaw, 63,651 shares; and all directors and executive officers as a group, 7,564,977 shares.

(4)	Includes shares held by immediate family members who share a household with the named person, or family trusts as to which each of the following individuals and their respective spouses have shared voting and investment power: Mr. Budd, 100 shares; Mr. Hammergren, 288,388 shares; Mr. Irby, 1,550 shares; Mr. Napier, 1,840 shares; Ms. Pure, 5 shares; Dr. Shaw, 11,182 shares; and all directors and executive officers as a group, 303,065 shares.

(5)	Includes shares held under the Company’s PSIP as of May 30, 2008 as to which participants have sole voting but no investment power as follows: Mr. Campbell, 812 shares; Mr. Hammergren, 3,816 shares; Mr. Julian, 207 shares; Mr. Owen, 1,240 shares, Ms. Pure, 1,290 shares, and all executive officers as a group, 12,121 shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Philosophy and Objectives

The foundation of our executive compensation program is “pay for performance.” At our Company, this means that for an executive to receive compensation above his or her predetermined target amount, the Company’s performance must exceed pre-established financial metrics and the executive must be able to identify his or her contributions to those results. To foster a culture where performance is highlighted in everything we do, at all levels of the Company, our pay for performance philosophy applies to both short- and long-term compensation elements. As an example, FY 2008 marks the third year that the Compensation Committee utilized diluted earnings per share (“EPS”) as the primary performance measure for both of our short- and long-term compensation programs. As described in more detail below, performance based awards are designed such that above target payouts occur only if the Company achieves superior levels of EPS growth.

Our compensation program is shaped by the highly competitive nature of the healthcare industry, and also by the highly competitive market for exceptional management talent. The amount of compensation paid to each named executive officer is designed to reflect the officer’s experience, his or her individual performance and the performance of the Company. Consistent with our goal to pay for performance, as an executive officer’s responsibility and ability to impact the Company’s financial performance increase, the individual’s at-risk performance based compensation increases as a proportion of his or her total compensation. Moreover, the percentage of long-term relative to short-term compensation increases proportionately with job responsibility. Ultimately, our executive compensation program is designed to provide above-market compensation for achieving above-market financial results, and below-market compensation when the Company and/or individual performance fails to meet objectives.

Achievement of Performance Based Compensation

Over the last five years, the Company’s strategic and financial results have been excellent. The Company has made significant progress growing revenues, earnings per share and stockholder value. During the five-year period beginning April 1, 2003 and ending March 31, 2008, our revenues increased from $68.0 billion to $101.7 billion, a compound annual growth rate of 8.38%; EPS, excluding adjustments for the securities litigation reserves, increased from $2.19 to $3.31, a compound annual growth rate of 8.61%; and market capitalization increased from $8.7 billion to $14.5 billion, a compound annual growth rate of 10.76%. Finally, over this same five-year period, our total stockholder return outperformed both the S&P 500 Index and the Value Line Healthcare Sector Index.

Five-Year EPS and Total Revenue
— Fiscal year results through March 31, 2008 —

(*)	EPS, excluding adjustments for the securities litigation reserves, for the fiscal years ended March 31, 2004 through 2008.

Comparison of Five-Year Cumulative Total Return (*)
— Performance results through March 31, 2008 —

(*)	Cumulative total return assumes $100 invested at the close of trading on March 31, 2003 in McKesson Corporation’s common stock, the S&P 500 Index and the Value Line Healthcare Sector Index, and assumes reinvestment of dividends when paid.

Over the same five-year period, we have centralized operations and services to gain efficiencies of scale while increasing the quality of our products and services, improved operating processes using Six Sigma, introduced innovative new solutions to drive customer satisfaction, and increased employee engagement and retention. Over the past three years, we have deployed approximately $8.0 billion of capital, including $2.7 billion in FY 2008 to:

•	reshape the organization, expand market penetration and increase EPS through reinvestment in our business;

•	complete a series of value-creating acquisitions; and

•	expand and execute on an aggressive stock repurchase program.

At its April 2008 meeting, the Board authorized an additional $1.0 billion stock repurchase program and approved a doubling of the quarterly dividend from six cents to twelve cents per share. This progress has come under the leadership of the executive management team assembled by John H. Hammergren, our Chairman, President and Chief Executive Officer.

This discussion of executive compensation primarily reflects individual and Company performance for two periods: namely, the current fiscal year and the three-year period ended on March 31, 2008. During these two periods, as explained above, the Company’s financial performance has been excellent. As a result, short- and long-term performance related compensation for all named executive officers was superior. Moreover, due to the satisfaction of performance metrics, Mr. Hammergren’s FY 2008 total compensation includes a meaningful performance based payment in his short- and long-term incentive compensation, as described in the subsections below entitled “2008 Summary Compensation Table” and “2008 Grants of Plan Based Awards Table.” In turn, Mr. Hammergren’s cash compensation directly affected the current value of his pension benefits as displayed in the tables below.

Oversight of Executive Officer Compensation

The Compensation Committee has responsibility for overseeing all forms of compensation for our executive officers, including the named executive officers listed in the 2008 Summary Compensation Table below (collectively, the Company’s “NEOs”). For FY 2008, our NEOs and their respective titles were as follows:

•	John H. Hammergren, Chairman, President and Chief Executive Officer;

•	Jeffrey C. Campbell, Executive Vice President and Chief Financial Officer;

•	Paul C. Julian, Executive Vice President, Group President;

•	Marc E. Owen, Executive Vice President, Corporate Strategy and Business Development; and

•	Pamela J. Pure, Executive Vice President, President, McKesson Technology Solutions.

The Compensation Committee directly employs its own independent compensation consultant, Compensation Strategies, Inc., and independent legal counsel, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP. Compensation Strategies, Inc. also provides consulting services to the Governance Committee in the area of director compensation. These advisors do not provide any other services to the Company, except as to matters related to the activities mentioned above and as further described below.

Use and Selection of the Peer Group

Annually, the Compensation Committee’s independent compensation consultant develops information that captures the levels of total compensation and individual components of pay (base salary and short- and long-term incentive potential) for executives at a diverse group of public companies with duties and responsibilities similar to the Company’s executives. Information sources used by the independent compensation consultant include the Hewitt Associates Total Compensation Database and compensation information published by other public companies. From this larger sampling of companies, the Compensation Committee’s review of salary data focuses on a smaller group of companies that represent the types of companies with which the Company historically competes for executive talent. This diverse selection of peer group companies, as identified in the chart below, provides the Compensation Committee with a broad picture of the market for executive talent. The Compensation Committee uses the compensation information about the pay practices of our peer group and the information provided by our independent compensation consultant as a guideline to assist the committee in its decisions about overall compensation, the elements of compensation, the amount of each element of compensation and relative compensation among our executives. Although the Compensation Committee uses various metrics derived from the peer group data to provide context for its own determinations and strategies, it does not set compensation or any element of compensation for our NEOs at any specified level within the peer group.

Composition of the Company’s peer group is reviewed by the Compensation Committee and its independent consultant every other year. As part of its biannual review process, the Compensation Committee and its independent compensation consultant endeavor to design the Company’s peer group such that the addition or removal of any single company would not have a material impact on the survey results. For the fiscal years ended March 31, 2007 and 2008, the following companies were members of the Company’s peer group:

Revenue in
Billions ($)*

Abbott Laboratories	25.9
Aetna Inc.	27.6
AmerisourceBergen Corporation	66.1
Amgen Inc.	14.8
Automatic Data Processing, Inc.	7.8
Baxter International Inc.	11.3
Becton, Dickinson and Company	6.4
BMC Software, Inc.	1.7
Bristol-Myers Squibb Company	19.3
Cardinal Health, Inc.	86.9
Computer Sciences Corporation	14.9
CVS Caremark Corporation	76.3
Electronic Data Systems Corporation	22.1
Express Scripts, Inc.	18.3
FedEx Corporation	35.2
General Electric Company	172.7
Ingram Micro Inc.	35.0
Johnson & Johnson	61.1
Eli Lilly and Company	18.6
Medco Health Solutions, Inc.	44.5
Medtronic, Inc.	12.3
Omnicare, Inc.	6.2
Oracle Corporation	18.0
Rite Aid Corporation	24.3
Safeway Inc.	42.3
Schering-Plough Corporation	12.7
Stryker Corporation	6.0
Sysco Corporation	35.0
Thermo Fisher Scientific, Inc.	9.7
Tyco International Ltd.	18.8
Walgreen Co.	53.8
WellPoint, Inc.	61.1
McKesson Corporation	101.7

*	Financial results are for the most recently completed fiscal year as publicly reported by each company listed above as of May 30, 2008.

At its January 2008 meeting, the Compensation Committee reevaluated the FY 2007 — FY 2008 slate of peer group companies. As a consequence of its review, the Compensation Committee replaced Tyco International Ltd. with Covidien Ltd. and added Merck & Co., Inc., Pfizer Inc. and UnitedHealth Group Incorporated to the listing of peer group companies for fiscal years 2009 and 2010. The substitution of Tyco International Ltd. was necessary to reflect its divestiture of Covidien Ltd., as the latter represented substantially all of its healthcare business. Due to the Company’s continued revenue growth over the last five years, Merck & Co., Inc. and Pfizer Inc. were also added as comparable peer companies. Finally, while not previously on the list due to internal issues, UnitedHealth Group Incorporated was added as a peer group company.

Our Compensation Review and Determination Process

The Compensation Committee has responsibility for setting performance targets and payout scales for all incentive compensation programs. While performance targets are initially developed by senior management, and reflect the one-year and three-year strategic business operating plans reviewed with the Board, the Compensation Committee in its sole discretion approves or amends management’s recommendations.

The executive compensation review process is one part of a detailed annual performance review process that begins with the April meeting of the Board and the Compensation Committee. At the beginning of each fiscal year, all members of the Company’s senior management team are required to prepare a written analysis of their performance goals for the upcoming fiscal year. These individual performance goals are established by senior management with reference to the Company’s annual budget and strategic planning processes. The process includes face-to-face meetings between our CEO and each of the other executive officers at which both strategic and tactical priorities for the upcoming fiscal year are established.

Concurrent with establishing performance goals for the upcoming year, each member of senior management will review with our CEO his or her actual performance against the goals established for the prior fiscal year. For employees in the senior management ranks, including our NEOs, this review includes an examination of their leadership abilities, financial performance, strategic performance and their professional development and mentoring of subordinates. Each executive officer is also evaluated on their commitment to the Company’s “ICARE” principles, which guide all our employees. These principles are:

•	I — Integrity;

•	C — Customer first;

•	A — Accountability;

•	R — Respect; and

•	E — Excellence.

ICARE is the cultural foundation of the Company, and the principles unify the Company and guide individuals’ behavior toward each other, customers, vendors and other stakeholders.

Our CEO, in consultation with the Compensation Committee’s independent compensation consultant and the Executive Vice President, Human Resources, will then develop compensation recommendations for each executive officer. Factors that our CEO weighs in making individual target compensation recommendations include:

•	the performance review conducted by our CEO;

•	value of the job in the marketplace;

•	relative importance of the position within our executive ranks;

•	individual tenure and experience; and

•	individual contributions to the Company’s results.

At its April meeting, the Board conducts a performance review of our CEO on the same basis described for all other executive officers. In advance of this meeting, Mr. Hammergren will distribute to the Board a written analysis of his accomplishments keyed to the business and individual goals he established for the prior fiscal year. At the Board meeting, our CEO presents his individual performance results for the prior fiscal year and individual goals for the new fiscal year, and responds to any questions that may arise. Upon completion of his performance review, the Board discusses in executive session our CEO’s performance for the prior fiscal year and approves his individual goals for the new fiscal year.

At its May meeting, the Compensation Committee reviews and evaluates compensation matters for all executive officers of the Company, including our CEO. At this meeting, Mr. Hammergren presents his findings and compensation recommendations for each executive officer for the Compensation Committee’s review and consideration. In addition to our CEO’s findings and recommendations, the Compensation Committee examines a compensation “tally sheet” for each executive officer, including our CEO. This tally sheet is prepared with the assistance of the Compensation Committee’s independent compensation consultant and details for each executive officer, by element of compensation, the actual compensation delivered in the prior fiscal year, and the compensation that is proposed by senior management to be provided for the upcoming fiscal year. At the same meeting, the Compensation Committee reviews a compilation of each executive officer’s total holdings, which includes the status of all stock option grants, current unvested grants of full-value shares (such as RSUs) and outstanding awards under the Company’s cash long-term incentive plan. In connection with the preparation of our annual proxy statement, at its May meeting the Compensation Committee reviews a display detailing the elements of current compensation and estimated benefits on separation from service due to voluntary and involuntary termination, and termination coincident with a change-in-control, for each of our NEOs. The Compensation Committee finds tools like tally sheets and displays of total holdings helpful in its analysis of the Company’s executive compensation program, but in determining the specific levels of compensation, the Compensation Committee is generally more focused on individual elements of our executive compensation program and the measurement of these elements against similarly situated executives in the peer group of companies. The Compensation Committee, in its sole discretion, will then (i) determine the level of payout to each executive officer under our short- and long-term compensation programs for the completed fiscal year; and (ii) establish for each executive officer the base salary, the individual target for performance based compensation and the Company performance measures for the new fiscal year.

At the May meeting the Compensation Committee meets in executive session, without our CEO present, to determine our CEO’s compensation with input from the Compensation Committee’s independent compensation consultant. The Compensation Committee’s assessment of CEO compensation is completed on the same basis described above for all other executive officers, and incorporates the Board’s evaluation of our CEO’s performance conducted at the April meeting. In addition to the tally sheets and assessment of total holdings that are presented with regard to all executive officers, the Compensation Committee’s independent compensation consultant prepares and presents to the Compensation Committee a display of the three-year history of compensation delivered by the Company to our CEO.

Finally, in October of each year, the Compensation Committee conducts a detailed review of all elements of executive compensation, including review of individual tally sheets for each executive officer, including our NEOs. This second set of tally sheets displays the elements of current compensation and estimated benefits on separation from service due to voluntary and involuntary termination, and termination coincident with a change-in-control with respect to the then-current fiscal year. At the same October meeting, management updates the Compensation Committee on actual performance against the pre-established goals for all outstanding performance based compensation programs.

Elements of Executive Officer Compensation

There are four basic elements of our executive compensation program, which are short-term compensation, long-term compensation, other compensation and benefits, and severance and change-in-control benefits. Annually, the Compensation Committee reviews both short- and long-term compensation to determine the relative competitiveness of the Company’s compensation program, which is examined in relation to the 50th and 75th percentiles of our peer group of companies. Each element of compensation and total compensation is then reviewed across our executive ranks to ensure internal consistency.

The Compensation Committee’s objective is to target executive pay at levels that are comparable to similarly situated executives within our peer group of companies. Short-term compensation, which includes both a fixed base salary and annual at-risk performance based compensation, is reviewed in relation to the 50th percentile for that position within the Company’s peer group, which we refer to as the target peer group range. In turn, long-term compensation is reviewed in relation to the 50th and 75th percentiles of the peer group.

Short-term Compensation

Short-term compensation is delivered in cash with a substantial portion at risk and contingent on the successful accomplishment of pre-established performance goals. We believe it is important to have at-risk compensation that can be focused on short-term Company and individual goals. For executive officers, including our CEO and other NEOs, depending on the officer’s seniority level the proportion of target short-term compensation at-risk ranges from approximately 40% to 60%.

Base Salary.  Base salary for executive officers is assessed the same way base salary is determined for all employees — base salary for a fully functioning employee is reviewed in relation to the 50th percentile for that position within the Company’s peer group.

The 2008 Summary Compensation Table below reflects FY 2007 and FY 2008 base salaries for each NEO. The FY 2007 salaries were reviewed by the Compensation Committee at its May 2007 meeting, at which time FY 2008 salaries for all NEOs were increased effective May 27, 2007. Base salary increases for FY 2008 ranged from 7.5% to 10.4% for all NEOs other than our CEO, and for our CEO, his base salary was increased by 8.0%. These increases resulted from the performance evaluations described above, and in response to market data from the Company’s peer group analyzed by the Compensation Committee with the assistance of its independent compensation consultant. FY 2008 base salaries for all NEOs, including our CEO, fell within the target peer group range selected by the Compensation Committee for short-term compensation. Differences in NEOs’ base salaries and base salary increases occur because the Compensation Committee considers a number of factors when evaluating base salaries in relation to the peer group data, including job performance, skill set, prior experience, the executive’s time in his or her position and/or with the Company, internal consistency regarding pay levels for similar positions or skill levels within the Company, external pressures to attract and retain talent, and market conditions generally.

Base salaries were again reviewed by the Compensation Committee at its May 2008 meeting. Consistent with prior practice, effective May 25, 2008, the Compensation Committee approved FY 2009 base salary increases for the Company’s NEOs, including our CEO, based on the evaluation and review process described above. Base salary increases for FY 2009 ranged from 6.4% to 9.4% for all NEOs other than our CEO, and our CEO’s base salary was increased by 6.0%.

Annual Incentive.  The Management Incentive Plan (“MIP”) is an annual cash incentive program with payment conditioned on the achievement of individual and Company performance goals. The MIP, like base salary, is designed to generally deliver short-term cash incentive compensation at the 50th percentile of the Company’s peer group when performance meets objectives. For FY 2008, our NEOs were eligible for MIP target award opportunities that ranged from 75% to 135% of their base salary. The aggregate cash value delivered to each NEO can range from zero to 300% of the target award amount, which is adjusted in reference to (i) the Company’s fiscal year EPS performance, and (ii) the results of each NEO’s performance review.

In May 2007, the Compensation Committee approved an EPS goal of $3.22 as the MIP performance target for FY 2008. EPS was chosen as the relevant performance measure because it is a key metric used by management to direct and measure the Company’s business performance, and the basis upon which we communicate forward-looking financial information to the investment community. Moreover, we believe that EPS measures are clearly understood by both our employees and stockholders, and that incremental EPS growth leads to the creation of long-term stockholder value.

The Company’s EPS performance alone can result in a MIP payout range of zero to 200% of the NEO’s target cash award. As described in the narrative following the 2008 Summary Compensation Table, MIP payouts are conditioned on the achievement of a minimum EPS goal below which no award is earned, and conversely, payouts are subject to a maximum EPS goal above which no additional award is earned. The Compensation Committee has the authority to adjust the EPS target and award scale to reflect a number of unusual events, including acquisitions, divestures and unusual stock buybacks. For FY 2008, the Company’s actual EPS performance of $3.31 from continuing operations, excluding adjustments to the securities litigation reserves, exceeded the pre-established EPS target goal noted above by nine cents per share; and the Compensation Committee determined that an adjustment to reported EPS was appropriate to reflect certain acquisition costs that were not included in the Company’s FY 2008 operating plan such that all corporate employee participants would be eligible to receive 128% of their initial MIP target cash award.

The Compensation Committee has the authority to further adjust the MIP payout based upon the NEO’s individual performance review. Individual performance goals are established at the beginning of the fiscal year and reviewed by the Board in the case of our CEO, or by our CEO in the case of all other executive officers. The individual performance modifier can adjust individual payouts to zero, or increase the cash award payout by an additional 100% of target, to reflect the employee’s individual impact on achieving the Company’s financial results. Applying the individual performance modifiers to FY 2008, our NEOs other than our CEO achieved an aggregate MIP payout ranging from 179% to 192% of the initial targeted amount, and our CEO achieved a MIP payout of 192% of the initial targeted amount. The FY 2008 MIP cash payout for each of our NEOs is reflected in the 2008 Summary Compensation Table below.

In May 2008, the Compensation Committee decided to continue using EPS and individual performance as MIP modifiers for the fiscal year ending March 31, 2009. The FY 2009 EPS target approved by the Compensation Committee is consistent with the guidance published by the Company on May 5, 2008, which disclosed a projected earnings range between $3.75 and $3.90 per share. The Company and the Compensation Committee believe that the EPS goal for a target MIP payout can be characterized as “stretch but attainable,” meaning that based on historical performance this payout level is not assured but can reasonably be anticipated, while equally providing strong motivation for executives to strive to exceed the EPS goal in a way that balances short- and long-term stockholder value creation. For FY 2009, comparable with the Company’s prior practice, our NEOs are eligible for MIP target cash award opportunities of 80% to 150% of their base salary, which equate to $2,370,000, $718,200, $1,084,600, $504,000 and $689,400 for Messrs. Hammergren, Campbell, Julian and Owen and Ms. Pure, respectively.

Long-term Compensation

We believe that a significant portion of compensation for executive officers should be contingent on delivering value to all stockholders. We believe that long-term compensation is a critical component of any executive compensation program because of the need to foster a long-term focus on the Company’s financial results. Long-term compensation is an incentive tool that management and the Compensation Committee use to align the financial interests of executives and other key contributors to sustained stockholder value creation.

The Company’s long-term compensation program includes three primary components: namely, a three-year cash incentive program, an annual stock option award grant and an annual award of performance based restricted stock units. We believe retention value is generated by the three-year performance cycle for our cash incentive program, and by the vesting requirements of equity awards. Generally, within long-term compensation, the Compensation Committee seeks to allocate awards on the basis of 20% performance based cash incentive, 40% stock options and 40% performance based restricted stock units. The Compensation Committee reviews long-term compensation for NEOs in reference to the 50th and 75th percentiles of the Company’s peer group. The awards actually made to our NEOs in May 2007 fell within this range, primarily in recognition of the exceptionally strong individual and Company performance over the prior fiscal year. Similar to base salary, differences in targeted amounts for NEOs’ long-term compensation occur because the Compensation Committee considers a number of individual factors when selecting a benchmark. For long-term compensation, these factors include job performance, skill set, prior experience, the executive’s time in his or her position and/or with the Company, internal consistency regarding pay levels for similar positions or skill levels within the Company, external pressures to attract and retain talent, and market conditions generally.

Cash.  The cash portion of the Company’s long-term incentive compensation program is designed to motivate executives to exceed multi-year financial goals. The performance targets used in this program directly reflect the Company’s long-term strategic operating plan that is reviewed with the Board. The cash opportunities under the Company’s Long Term Incentive Plan (“LTIP”) span a three-year performance cycle. A new three-year cycle with new target incentives and performance goals begins each fiscal year. Now that it has matured, this portion of the long-term incentive compensation program has three, three-year performance cycles running concurrently. As described in the narrative following the 2008 Summary Compensation Table, participants may earn zero to 300% of their LTIP target opportunity depending on the Company’s actual performance versus pre-established goals. Performance is assessed and payments that may be earned are approved in May, following the close of the third fiscal year of the performance cycle.

The FY 2006 — FY 2008 LTIP performance period, which ended March 31, 2008, was aligned with a cumulative EPS goal of $7.25 per share. The actual three-year result for the FY 2006 — FY 2008 period was a cumulative EPS of $8.72, using for each of the three fiscal years the adjusted EPS that the Compensation Committee used to determine the payout for the MIP. Therefore, at its May 2008 meeting, the Compensation Committee approved a payout for the FY 2006 — FY 2008 LTIP at 300% in accordance with the cash performance target and scale adopted in May 2005. The FY 2006 — FY 2008 LTIP cash payout for each of our NEOs is reflected in the 2008 Summary Compensation Table below.

At its May 2008 meeting, the Compensation Committee established a FY 2009 — FY 2011 LTIP target of $2,700,000, $675,000, $1,375,000, $400,000 and $675,000 for Messrs. Hammergren, Campbell, Julian and Owen and Ms. Pure, respectively. The three-year cumulative EPS target approved by the Compensation Committee for the FY 2009 — FY 2011 LTIP is consistent with the FY 2009 guidance published by the Company on May 5, 2008 and the three-year strategic operating plan reviewed by the Board. The Company and the Compensation Committee believe that the EPS goal for a target FY 2009 — FY 2011 LTIP payout can be characterized as “stretch but attainable,” meaning that based on historical performance this payout level is not assured but can reasonably be anticipated, while equally providing strong motivation for executives to strive to exceed the cumulative EPS goal in a way that balances short- and long-term stockholder value creation. The FY 2009 — FY 2011 LTIP target amounts were selected by the Compensation Committee based on its target allocation of long-term compensation, evaluation of each NEO’s individual performance, and in response to market data derived from the Company’s peer group as reviewed by the Compensation Committee with its independent compensation consultant.

Stock Options.  We believe stock options align executive officer financial interests directly with stockholders via stock price appreciation. Stock option grants are awarded each fiscal year at the May meeting of the Compensation Committee, generally vest in four equal annual installments over a four-year period and have a seven-year life. The grant date fair value is targeted to be approximately 40% of the total long-term compensation for the fiscal year. Consistent with its review of stock option awards granted to executives by companies within the Company’s peer group, during FY 2008 the Compensation Committee awarded a stock option to Messrs. Hammergren, Campbell, Julian and Owen and Ms. Pure for 300,000, 75,000, 145,000, 44,000 and 75,000 shares, respectively. Similarly, for FY 2009, the Compensation Committee awarded a stock option to Messrs. Hammergren, Campbell, Julian and Owen and Ms. Pure for 400,000, 159,000, 252,000, 86,000 and 159,000 shares, respectively.

Performance Based Restricted Stock Units.  Performance based restricted stock units, referred to as “PeRSUs,” are awards conditioned on the achievement of individual and Company performance goals, which after completion of a one-year performance period, are settled in RSUs that vest over the subsequent three-year period. We believe the use of PeRSUs focuses executives’ attention on annual financial goals, individual contributions to the Company’s success and stock price appreciation.

PeRSU target award opportunities are set at the beginning of each fiscal year. The actual number of RSUs granted one year later upon settlement of PeRSUs can range from zero to 150% of the initial target amount, depending on the accomplishment of pre-determined performance goals based on EPS. The Compensation Committee has the authority to further adjust the PeRSU payout based upon the NEO’s individual performance review. Specifically, the performance modifier can adjust individual payouts to zero, or increase the equity award by an additional 50%, to reflect the employee’s individual impact on achieving the Company’s financial results. For the FY 2008 PeRSU target awards, vesting of the RSUs issued upon settlement occurs in two phases, with 50% vesting in each of the second and fourth years after the PeRSU target performance awards are established.

In May 2007, the Compensation Committee approved an EPS goal of $3.22 as the Company’s PeRSU performance target for FY 2008. For FY 2008, the Company’s actual EPS performance of $3.31 from continuing operations, excluding adjustments to the securities litigation reserves, exceeded the pre-established EPS target goal noted above by nine cents per share; and the Compensation Committee determined that an adjustment to reported EPS was appropriate to reflect certain acquisition costs that were not included in the Company’s FY 2008 operating plan such that all executive officers would be eligible to receive 117% of their initial PeRSU target award. Similar to the MIP, the results were further modified based on the individual performance of each NEO. Accordingly, at its May 2008 meeting, for the FY 2008 performance period the Compensation Committee awarded Messrs. Hammergren, Campbell, Julian and Owen and Ms. Pure a total of 193,050, 36,036, 77,220, 29,835 and 38,610 RSUs, respectively.

At its May 2008 meeting, the Compensation Committee established a FY 2009 PeRSU target award opportunity of 150,000, 41,000, 65,000, 22,000 and 41,000 shares for Messrs. Hammergren, Campbell, Julian and Owen and Ms. Pure, respectively. The FY 2009 PeRSU target awards were selected by the Compensation Committee based on its target allocation of long-term compensation and evaluation of each NEO’s individual performance, and in response to market data derived from the Company’s peer group as reviewed by the Compensation Committee with its independent compensation consultant. Effective with the FY 2009 PeRSU target awards, vesting of the RSUs issued upon settlement was modified such that vesting will now occur in a single phase at the completion of the fourth year after the PeRSU target performance awards have been established. In addition to improving employee retention, the Compensation Committee modified the PeRSU vesting schedule to a four-year cliff in order to more closely align NEOs’ equity incentives with the creation of long-term stockholder value.

All Other Compensation and Benefits

The Company provides a broad array of benefits to all employees. These broad based benefits are comparable to those offered by other employers in our industry and geographic locations. A limited number of additional benefits are also provided to executive officers as part of the total compensation package because we believe that it is customary to provide such benefits, or otherwise in our best interest to do so. In providing such benefits, both management and the Compensation Committee determined that these elements are appropriate for the attraction and retention of executive talent. In addition to the discussion of benefits below, the compensation associated with these programs is included in the All Other Compensation Table, which follows the 2008 Summary Compensation Table.

The Company has two benefit plans under which participation is restricted to executive officers with approval of the Compensation Committee. These benefit plans are reviewed periodically to ensure that they continue to meet their objectives. The two executive officer benefit plans are as follows:

•	the Executive Survivor Benefit Plan (the “ESBP”), which provides a supplemental death benefit in addition to the voluntary life insurance plan provided to all employees; and

•	the Executive Benefit Retirement Plan (the “EBRP”), a final pay pension plan. Effective June 1, 2007, this plan was phased-out with participation restricted to the then current roster of executive officers, including each of our NEOs.

At its October 2007 meeting, upon the recommendation of management, the Compensation Committee discontinued the Company’s Executive Medical Plan and Executive Salary Continuation Program effective January 1, 2008. In the absence of an Executive Medical Plan, at its April 2008 meeting the Compensation Committee approved a policy allowing for the reimbursement of expenses associated with the annual physical examination of executive officers and their spouses, effective January 1, 2008.

The Company also offers two voluntary nonqualified deferred compensation plans:

•	the Deferred Compensation Administration Plan III (“DCAP III”); and

•	the Supplemental Profit-Sharing Investment Plan II (“SPSIP II”).

These plans are not tax-qualified plans under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The DCAP III is offered to all employees eligible for the MIP with a bonus target of at least 15%, including all executive officers and other select highly compensated employees. The SPSIP II is offered to all employees who may be impacted by the compensation limits that restrict participation in the Company’s qualified 401(k) plan, the Profit-Sharing Investment Plan (“PSIP”), including executive officers.

Pursuant to the Company’s Executive Officer Security Policy, our CEO has been directed by the Board to use the corporate aircraft for both business and personal travel for security, protection and privacy reasons. For these same reasons, our CEO may authorize the use of the corporate aircraft for personal use by Mr. Julian and Ms. Pure, which is generally expected to occur in conjunction with business related activities. Likewise, as directed by the Company’s Executive Officer Security Policy, the Company provides security services for Mr. Hammergren, Mr. Julian and Ms. Pure, including reimbursement of reasonable expenses related to installation and maintenance of home security at their residences. A car and driver are available for use by Mr. Hammergren, Mr. Julian and other executive officers.

Severance and Change-in-Control Benefits

Selected senior executives, including the NEOs, are covered by the Company’s Change-in-Control Policy for Selected Executive Employees (the “CIC Policy”), which was updated effective November 1, 2006. We believe the protection afforded under the CIC Policy is in line with current market practice. Specific change-in-control language, consistent with the CIC Policy, is included in Ms. Pure’s and Mr. Julian’s employment agreements. All contracts, policies and plans with change-in-control protections require an individual’s termination in connection with an underlying change-in-control of the Company, a so-called “double trigger,” to invoke the protection. Coverage under the CIC Policy is administered by the Compensation Committee. A detailed description of our CIC Policy is provided below under the subsection entitled “Executive Employment Agreements — Change-in-Control Policy.”

Each of the Company’s stockholder-approved equity compensation plans includes change-in-control provisions consistent with current market practice and the Company’s CIC Policy. These plans generally provide that there is no change in the timing of vesting unless there is an involuntary or constructive termination of employment following a change-in-control.

The Company has an Executive Severance Policy, which applies in the event an executive officer is terminated by the Company for reasons other than for “cause” and the termination is not covered by the Company’s CIC Policy. We believe the protection afforded under the Executive Severance Policy is in line with current market practice. The Executive Severance Policy is not applicable to Mr. Hammergren, Mr. Julian or Ms. Pure, as the policy is superseded by their individual employment agreements. A detailed description of the Executive Severance Policy is provided below under the subsection entitled “Executive Employment Agreements — Executive Severance Policy.”

Mr. Hammergren’s employment agreement provides for severance benefits in the case of voluntary, involuntary and constructive termination with or without a “change-in-control,” as defined in his agreement and summarized below under “Executive Employment Agreements.” Mr. Hammergren’s employment agreement, in substantially its current form, was extended to him when he was offered the position of co-CEO in 1999. The severance provisions of that employment agreement were not materially different from the agreement of his predecessor, including provisions regarding pension rights.

The aggregate value of change-in-control, severance and termination benefits for each NEO is summarized below under the subsections entitled “Post-Employment Compensation and Benefits” and “Executive Employment Agreements.”

Information on Other Compensation-Related Topics

Stock Ownership Guidelines

In January 2007, the Company revised its guidelines for stock ownership by executive officers, which had been originally adopted in 2002. The Company’s stock ownership guidelines were revised to include the MIP as a measuring component, such that the ownership requirement is now expressed as a multiple of base salary and target MIP. The effect of such amendment was to substantially increase the ownership requirement for each of the Company’s executive officers. The ownership requirement for our CEO under the revised stock ownership guidelines is four times his combined base salary and target MIP, whereas each of the Company’s remaining NEOs must achieve stock ownership equal in value to three times his or her combined base salary and target MIP. In light of this increase, our executive officers were allowed five years from January 2007 to meet the stock ownership guidelines. However, as of May 30, 2008, each of our NEOs has satisfied the Company’s revised stock ownership guidelines.

The stock ownership guidelines may be met with common stock owned outright, shares owned in through the PSIP (the Company’s 401(k) plan), and any shares of restricted stock or RSUs. Stock options, whether vested or unvested, do not count toward meeting the stock ownership guidelines. Compliance with the Company’s stock ownership guidelines is reviewed each May as part of the executive officer’s total compensation review.

The Company’s directors are also subject to stock ownership guidelines, which are summarized above in the subsection entitled “Corporate Governance — Director Stock Ownership Guidelines.”

Equity Grant Practices

The Company has adopted a written policy stating that stock options will be awarded at an exercise price equal to the closing price of the Company’s common stock reported on the date of the grant. In most situations, the date of grant is the same day that the Compensation Committee meets to approve the grant. From time to time, the Compensation Committee’s meeting occurs shortly before or after the Company’s earnings are released to the investment community. When this occurs, the Compensation Committee delays setting the equity grant date to the third trading day following the date the Company’s earnings are released to the investment community. Under the terms of our 2005 Stock Plan, stock option re-pricing is not permitted.

Tax Deductibility

Section 162(m) of the Internal Revenue Code limits the Company’s tax deduction to $1,000,000 for compensation paid to NEOs, unless the compensation is “performance based” within the meaning of that section and regulations.

The Compensation Committee’s intention is and has been to comply with the requirements of Code Section 162(m) unless the Compensation Committee concludes that adherence to the limitations imposed by these provisions would not be in the best interest of the Company or its stockholders. While base salary in excess of $1,000,000 is not tax deductible, the Company believes that payments made under its MIP and LTIP programs, and the grants of RSUs made under its PeRSU program, qualify as performance based compensation eligible for an exception from the deduction limitation of Code Section 162(m).

Clawback Policy

As described in the Company’s standard award documentation, the Compensation Committee may seek to recoup any economic gains from equity grants from any employee who engages in conduct which is not in good faith and which disrupts, damages, impairs or interferes with the business, reputation or employees of the Company or its affiliates.

Compensation Committee Report on Executive Compensation

We have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in McKesson Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

Compensation Committee of the
Board of Directors

Alton F. Irby III, Chair
M. Christine Jacobs
David M. Lawrence, M.D.
James V. Napier

2008 Summary Compensation Table

The following table sets forth information concerning the compensation for the fiscal years ended March 31, 2008 and March 31, 2007 for our Chief Executive Officer, our Chief Financial Officer, and our three other most highly-compensated executive officers (collectively, our “NEOs”):

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(1)	($)(2)	($)(3)(4)	($)(5)	($)

John. H. Hammergren	2008	1,472,808	11,955,799	2,277,872	11,962,000	11,254,288	1,019,858	39,942,625
Chairman, President and Chief Executive Officer	2007	1,366,716	10,837,632	935,629	10,981,932	6,402,494	567,494	31,091,897
Jeffrey C. Campbell	2008	741,997	2,354,940	1,236,075	2,642,000	350,268	165,750	7,491,030
Executive Vice President and Chief Financial Officer	2007	687,365	2,306,866	1,051,208	3,050,000	243,012	145,074	7,483,525
Paul C. Julian	2008	894,281	5,196,259	1,117,314	5,059,000	1,792,573	360,541	14,419,968
Executive Vice President, Group President	2007	830,829	5,273,634	466,172	4,450,000	965,808	347,269	12,333,712
Marc E. Owen	2008	581,415	1,733,529	334,847	1,450,000	720,597	107,139	4,927,527
Executive Vice President, Corporate Strategy and Business Development	2007	526,969	1,582,402	137,891	1,800,000	388,186	75,362	4,510,810
Pamela J. Pure	2008	689,966	2,286,263	650,940	2,042,000	775,761	170,591	6,615,521
Executive Vice President, President, McKesson Technology Solutions	2007	627,238	2,224,523	324,884	2,200,000	563,551	193,249	6,133,445

(1)	Amounts shown reflect the accounting expense recognized by the Company for financial statement reporting purposes in accordance with SFAS 123(R), and do not reflect whether the NEO has actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to Note 19 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended March 31, 2008, as filed with the SEC on May 7, 2008. However, in accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	Amounts shown consist of payouts under two compensation programs, the Company’s MIP and the LTIP, as follows:

FY 2008

•	MIP for FY 2008: Mr. Hammergren, $3,862,000; Mr. Campbell, $1,142,000; Mr. Julian, $1,909,000; Mr. Owen, $850,000; and Ms. Pure, $1,142,000.

•	LTIP for FY 2006 — FY 2008: Mr. Hammergren, $8,100,000; Mr. Campbell, $1,500,000; Mr. Julian, $3,150,000; Mr. Owen, $600,000; and Ms. Pure, $900,000. Target amounts for these awards were established by the Compensation Committee at its May 2005 meeting, and were as follows: Mr. Hammergren, $2,700,000; Mr. Campbell, $500,000; Mr. Julian, $1,050,000; Mr. Owen, $200,000; and Ms. Pure, $300,000.

FY 2007

•	MIP for FY 2007: Mr. Hammergren, $5,581,932; Mr. Campbell, $1,550,000; Mr. Julian, $2,350,000; Mr. Owen, $1,200,000; and Ms. Pure, $1,600,000.

•	LTIP for FY 2005 — FY 2007: Mr. Hammergren, $5,400,000; Mr. Campbell, $1,500,000; Mr. Julian, $2,100,000; Mr. Owen, $600,000; and Ms. Pure, $600,000.

(3)	Amounts shown represent the increase in annual actuarial present value of pension benefits, above-market interest earned from amounts deferred into the Company’s nonqualified deferred compensation plans, and above-market interest credited on undelivered dividend equivalents, as follows:

FY 2008

•	Pension: Mr. Hammergren, $11,074,000; Mr. Campbell, $349,000; Mr. Julian, $1,673,000; Mr. Owen, $574,000; and Ms. Pure, $708,000.

•	Nonqualified deferred compensation: Mr. Hammergren, $172,661; Mr. Campbell, $0; Mr. Julian, $115,997; Mr. Owen, $145,564; and Ms. Pure, $66,663.

•	Dividend equivalents: Mr. Hammergren, $7,627; Mr. Campbell, $1,268; Mr. Julian, $3,576; Mr. Owen, $1,033; and Ms. Pure, $1,098.

FY 2007

•	Pension: Mr. Hammergren, $6,264,000; Mr. Campbell, $242,000; Mr. Julian, $866,000; Mr. Owen, $301,000; and Ms. Pure, $531,000.

•	Nonqualified deferred compensation: Mr. Hammergren, $130,748; Mr. Campbell, $0; Mr. Julian, $96,789; Mr. Owen, $86,306; and Ms. Pure, $31,548.

•	Dividend equivalents: Mr. Hammergren, $7,746; Mr. Campbell, $1,012; Mr. Julian, $3,019; Mr. Owen, $880; and Ms. Pure, $1,003.

(4)	The assumptions used in calculating the increase in pension benefits are set forth in the 2008 Pension Benefits Table below, under the subsection entitled “Actuarial Assumptions.”

(5)	The amounts shown are detailed in the supplemental table below entitled “All Other Compensation Table.”

Narrative to the 2008 Summary Compensation Table

Long Term Incentive Plan

The 2008 Summary Compensation Table above reflects the amounts earned under the Company’s LTIP, which are reported under the column entitled “Non-Equity Incentive Plan Compensation.” The performance measure approved by the Compensation Committee for the FY 2006 — FY 2008 LTIP performance period was cumulative EPS of $7.25 over the three-year period ended March 31, 2008. At its meeting in May 2008, during its annual review of compensation for executive officers, the Compensation Committee assessed the Company’s performance versus the performance measure approved for the FY 2006 — FY 2008 LTIP performance period. Reported cumulative EPS was $8.72 resulting in targets being approved at 300%, in accordance with the following payout scale:

Cumulative Three-Year EPS	LTIP Modifier

$7.53 and above	300%
$7.49	260%
$7.45	220%
$7.41	180%
$7.33	140%
$7.25	100%
$7.15	80%
$7.05	60%
$6.95	40%
$6.90	30%
$6.75 and below	0%

Management Incentive Plan

The 2008 Summary Compensation Table above reflects the amounts earned under the Company’s MIP, which are reported under the column entitled “Non-Equity Incentive Plan Compensation.” At its meeting in May 2007, during its annual review of compensation for executive officers, the Compensation Committee approved target awards (expressed as a percent of annual base salary), the performance measure and the award scale for the FY 2008 MIP. The threshold, target and maximum payouts for FY 2008 MIP are displayed below in the 2008 Grants of Plan Based Awards Table, and the Compensation Committee approved an EPS target for FY 2008 of $3.22.

At its meeting in May 2008, during its annual review of compensation for executive officers, the Compensation Committee assessed the Company’s performance versus the MIP performance measures approved in May 2007. For FY 2008, the Company’s actual EPS performance of $3.31 from continuing operations, excluding adjustments to the securities litigation reserves, exceeded the pre-established EPS target goal noted above by nine cents per share; and the Compensation Committee determined that an adjustment to reported EPS was appropriate to reflect certain acquisition costs that were not included in the Company’s FY 2008 operating plan such that all corporate employee participants would be eligible to receive 128% of their initial MIP target cash award, in accordance with the following payout scale:

EPS for FY 2008	MIP Modifier

$3.54 and above	200%
$3.47	175%
$3.40	150%
$3.34	125%
$3.22	100%
$3.10	75%
$2.97	50%
$2.96 and below	0%

As is the case for all of the Company’s performance based payout scales, for an EPS result that falls between the above identified reference points, the modifier is adjusted ratably along the slope selected by the Compensation Committee at the beginning of each fiscal year. The Compensation Committee further adjusted MIP awards to reflect individual contributions to the overall results.

Performance Based Restricted Stock Units

The 2008 Summary Compensation Table above reflects the amounts earned under the Company’s PeRSU program, which are reported under the column entitled “Stock Awards.” At its meeting in May 2007, during its annual review of compensation for executive officers, the Compensation Committee approved target awards, the EPS performance measure and the award scale for the FY 2008 PeRSU awards. The threshold, target and maximum payouts for FY 2008 PeRSU are displayed below in the 2008 Grants of Plan Based Awards Table, and the Compensation Committee approved an EPS target for FY 2008 of $3.22.

At its meeting in May 2008, during its annual review of compensation for executive officers, the Compensation Committee assessed the Company’s performance versus the PeRSU performance measures approved in May 2007. For FY 2008, the Company’s actual EPS performance of $3.31 from continuing operations, excluding adjustments to the securities litigation reserves, exceeded the pre-established EPS target goal noted above by nine cents per share; and the Compensation Committee determined that an adjustment to reported EPS was appropriate to reflect certain acquisition costs that were not included in the Company’s FY 2008 operating plan such that all executive officers would be eligible to receive 117% of their initial PeRSU target award, in accordance with the following payout scale:

EPS for FY 2008	PeRSU Modifier

$3.61 and above	150%
$3.42	125%
$3.22	100%
$3.14	75%
$3.06	50%
$2.98	25%
$2.89 and below	0%

As is the case for all of the Company’s performance based payout scales, for an EPS result that falls between the above identified reference points, the modifier is adjusted ratably along the slope selected by the Compensation Committee at the beginning of each fiscal year. The Compensation Committee further adjusted PeRSU awards to reflect individual contributions to the overall results.

All Other Compensation Table

Components of the amounts reported as All Other Compensation in the preceding 2008 Summary Compensation Table are described below:

	Fiscal	John H.		Jeffrey C.	Paul C.		Marc E.	Pamela J.
Elements of All Other Compensation	Year	Hammergren		Campbell	Julian		Owen	Pure

PSIP (401(k)) Match($)(a)	2008	9,000		9,000	9,000		9,000	9,000
	2007	7,846		8,800	8,800		8,771	8,800
SPSIP II Match($)(b)	2008	273,190		82,680	120,771		17,805	50,599
	2007	205,869		58,695	86,833		8,792	36,789
DCAP III Match($)(c)	2008	-0-		-0-	-0-		44,451	32,000
	2007	-0-		-0-	-0-		31,087	20,500
Dividend Equivalents on RSUs Settled in Cash($)(d)	2008	126,959		21,872	57,179		17,106	21,852
	2007	110,981		17,443	47,552		13,753	17,847
Executive Medical Plan($)(e)	2008	11,133		11,133	11,133		11,133	11,133
	2007	7,791		7,791	7,791		7,791	7,791
Financial Consulting($)(f)	2008	13,619		11,212	12,036		6,143	12,000
	2007	14,296		13,088	12,399		5,168	12,000
Housing Relocation($)(g)	2008	-0-		28,352	85,000		-0-	31,752
	2007	-0-		39,257	85,000		-0-	31,752
Company Aircraft($)(h)	2008	48,844		-0-	36,136		-0-	-0-
	2007	133,825		-0-	78,191		-0-	8,340
Tax Gross-up($)	2008	15,647	(h)	-0-	6,883	(i)(h)	-0-	543	(h)
	2007	74,268	(h)	-0-	-0-		-0-	15,941	(k)
Car and Driver($)(i)	2008	5,089		-0-	5,902		-0-	-0-
	2007	9,290		-0-	12,908		-0-	-0-
Home Security($)	2008	514,528	(j)	-0-	15,000	(j)	-0-	-0-
	2007	-0-		-0-	-0-		-0-	33,184	(k)
Legal Fees($)(l)	2008	-0-		-0-	-0-		-0-	-0-
	2007	2,860		-0-	7,326		-0-	-0-
Miscellaneous($)(m)	2008	1,849		1,501	1,501		1,501	1,712
	2007	469		-0-	469		-0-	304

Totals ($)	2008	1,019,858		165,750	360,541		107,139	170,591
	2007	567,494		145,074	347,269		75,362	193,249

(a)	Represents the aggregate value of the Company’s stock contributions under the Company’s PSIP (the Company’s 401(k) plan).

(b)	Represents the Company’s matching contributions under the SPSIP II, which is described below in the subsection entitled “Narrative Disclosure to the 2008 Nonqualified Deferred Compensation Table.”

(c)	Represents the Company’s matching contributions under the DCAP III, which is described below in the subsection entitled “Narrative Disclosure to the 2008 Nonqualified Deferred Compensation Table.”

(d)	Represents the amount of dividend equivalents credited for outstanding RSUs during FY 2008. Recipients of RSUs are entitled to dividend equivalents at the same dividend rate applicable to the Company’s common stockholders, which upon vesting, are to be settled in cash.

(e)	Reflects the aggregate incremental cost to the Company of the Executive Medical Plan, determined by first calculating the difference between: (i) the cost to the Company of the benefits actually paid under the Executive Medical Plan, and (ii) what would have been the cost to the Company had the claims been processed through a medical plan available to all employees. The total amount of such difference was then divided among the executive officers equally, and the cost allocated to each NEO is shown in the table immediately above. The Company’s Executive Medical Plan was discontinued effective January 1, 2008. The amounts shown represent the cost of coverage for the period from April 1, 2007 through December 31, 2007.

(f)	Represents the total cost of financial counseling services, which include tax preparation services, paid for by the Company on behalf of the NEOs.

(g)	Represents housing relocation payments for Messrs. Campbell and Julian and Ms. Pure. Mr. Julian’s housing relocation payment was contributed by the Company to his DCAP III account.

(h)	Represents primarily the aggregate incremental cost to the Company of personal travel on the Company aircraft by Messrs. Hammergren and Julian. In calculating that cost, the Company determined the direct operating cost per flight hour for each aircraft, which includes costs for fuel, maintenance, labor, parts, engine restoration, landing and parking fees, crew expenses, supplies and catering. The direct operating cost per flight hour was then multiplied by the total number of personal flight hours for each of these NEOs. As directed by the Company’s Executive Officer Security Policy, Mr. Hammergren uses Company aircraft for both business and personal travel for security, productivity and privacy reasons. The Company reimbursed Messrs. Hammergren and Julian and Ms. Pure for taxes due on the income imputed to them for personal travel on Company aircraft.

(i)	Represents the aggregate incremental cost of the personal use by Messrs. Hammergren and Julian of a Company-provided car and driver, calculated by multiplying: (i) the amount paid for the driver’s services and various vehicle operating costs by (ii) a fraction, the denominator of which is the total hours of available car service, and the numerator of which is the number of hours of personal travel by each of these NEOs. The Company also provides reimbursement for taxes due on the income imputed from the Company-provided car and driver.

(j)	Represents the reimbursement by the Company to Messrs. Hammergren and Julian of costs for installing home security devices and for security monitoring services at their residences as directed by the Company’s Executive Officer Security Policy. The amounts shown for Mr. Hammergren represent costs reimbursed during FY 2008 for the installation of home security devices and for security monitoring services at his residences over the last three fiscal years, as was directed by the Board prior to FY 2005. The Board required these security measures for the Company’s benefit, and believes these security costs and expenses are appropriate and necessary.

(k)	Represents the reimbursement by the Company to Ms. Pure of costs for installing home security devices at her residence as directed by the Company’s Executive Officer Security Policy. The Company also reimbursed Ms. Pure for taxes due on the resulting imputed income. The Board required these security measures for the Company’s benefit, and believes these security costs and expenses are appropriate and necessary.

(l)	Represents the reimbursement by the Company of the legal expenses incurred by Messrs. Hammergren and Julian in connection with the review and revision of their employment agreements in order to comply with the proposed regulations issued under Code Section 409A.

(m)	Represents primarily items provided in connection with the annual Board retreat attended by executive officers and their spouses, which items may be considered to provide a personal benefit.

2008 Grants of Plan Based Awards Table

The following table sets forth certain information with respect to stock and option awards and other plan based awards granted during the fiscal year ended March 31, 2008 to our NEOs:

								All Other
								Option
								Awards:	Exercise	Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Number of	or Base	Fair Value
		Under Non-Equity			Under Equity Incentive			Securities	Price of	of Stock and
		Incentive Plan Awards(1)			Plan Awards(2)			Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date	($)(3)	($)	($)	(#)	(#)	(#)	(#)(4)	($)	($)(5)

John H. Hammergren	5/22/2007							300,000	62.21	5,377,290
LTIP		-0-	2,700,000	8,100,000
PeRSU					-0-	110,000	220,000			6,843,100
MIP		1,005,750	2,011,500	6,034,500
Jeffrey C. Campbell	5/22/2007							75,000	62.21	1,344,323
LTIP		-0-	675,000	2,025,000
PeRSU					-0-	22,000	44,000			1,368,620
MIP		318,750	637,500	1,912,500
Paul C. Julian	5/22/2007							145,000	62.21	2,599,024
LTIP		-0-	1,375,000	4,125,000
PeRSU					-0-	44,000	88,000			2,737,240
MIP		497,200	994,400	2,983,200
Marc E. Owen	5/22/2007							44,000	62.21	788,669
LTIP		-0-	400,000	1,200,000
PeRSU					-0-	17,000	34,000			1,057,570
MIP		221,250	442,500	1,327,500
Pamela J. Pure	5/22/2007							75,000	62.21	1,344,323
LTIP		-0-	675,0000	2,025,000
PeRSU					-0-	22,000	44,000			1,368,620
MIP		297,500	595,000	1,785,000

(1)	The amounts shown in these columns represent the range of possible cash payouts for each NEO under: (i) the Company’s LTIP for the FY 2008-FY 2010 performance period, and (ii) the Company’s MIP for the FY 2008 performance period, as determined by the Compensation Committee at its May 2007 meeting. Amounts actually earned under the Company’s FY 2008 MIP are included above in the 2008 Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” Information regarding the operation of the LTIP and MIP can be found in the Compensation Discussion and Analysis under “Long-term Compensation — Cash” and “Short-term Compensation — Annual Incentive,” respectively, and above under “Narrative to the 2008 Summary Compensation Table.”

(2)	The amounts shown in these columns represent the range of possible PeRSU awards for the FY 2008 performance period, as determined by the Compensation Committee at its May 2007 meeting. As the result of individual and Company accomplishment of pre-determined performance goals, the actual amount of RSUs awarded to each NEO, which was determined at the Compensation Committee’s May 2008 meeting, was as follows: Mr. Hammergren, 193,050 units; Mr. Campbell, 36,036 units; Mr. Julian, 77,220 units; Mr. Owen, 29,835 units; and Ms. Pure, 38,610 units. Amounts disclosed in these columns do not include dividend equivalents that will accrue to the RSU awards. Recipients of RSUs are entitled to dividend equivalents at the same dividend rate applicable to the Company’s common stockholders, and upon vesting, dividend equivalents are to be paid in cash. PeRSUs, including their vesting schedule, are described in the Compensation Discussion and Analysis under “Long-term Compensation — Performance Based Restricted Stock Units.”

(3)	The amounts shown for the MIP represent 50% of the target cash payout for the FY 2008 performance period, which under the Company’s MIP plan, equates to the minimum threshold award payment. However, as described in the narrative following the 2008 Summary Compensation Table, MIP payouts are conditioned on the achievement of a minimum EPS goal below which no award is earned.

(4)	Stock options vest at the rate of 25% per year over a four-year period, beginning on the first grant date anniversary, subject to the NEO’s continued employment. The Company’s stock options generally expire seven years from the date of grant.

(5)	Calculated in accordance with SFAS 123(R).

2008 Outstanding Equity Awards Table

The following table sets forth information concerning stock options and stock awards held by the NEOs as of March 31, 2008:

	Option Awards
	Number of	Number of			Stock Awards
	Securities	Securities			Number of	Market Value of
	Underlying	Underlying			Shares or Units	Shares or Units
	Unexercised	Unexercised	Option	Option	of Stock That	of Stock That
	Options (#)	Options (#)(1)	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)(2)	Vested ($)(3)

John H. Hammergren	66,666	—	$90.9332	5/29/2008	529,019	27,704,725
	66,667	—	$113.4955	5/29/2008
	66,667	—	$136.7416	5/29/2008
	19,850	—	$73.0000	1/27/2009
	1,000,000	—	$73.0000	1/27/2009
	93,666	—	$29.8125	8/16/2009
	225,000	—	$28.2500	10/30/2010
	225,000	—	$32.6700	1/31/2011
	300,000	—	$38.6500	7/25/2011
	500,000	—	$38.2000	1/29/2012
	275,000	—	$32.9200	7/30/2012
	275,000	—	$28.6000	1/28/2013
	600,000	—	$34.3600	7/30/2013
	400,000	—	$34.9400	5/25/2011
	300,000	—	$45.0200	7/27/2012
	71,250	213,750	$47.9700	5/23/2013
	—	300,000	$62.2100	5/22/2014
Jeffrey C. Campbell	150,000		$29.0100	1/27/2014	92,203	4,828,671
	95,000	—	$34.9400	5/25/2011
	71,000	—	$45.0200	7/27/2012
	15,750	47,250	$47.9700	5/23/2013
	—	75,000	$62.2100	5/22/2014
Paul C. Julian	200,000	—	$73.0000	1/27/2009	239,615	12,548,638
	250,000	—	$38.6500	7/25/2011
	200,000	—	$38.2000	1/29/2012
	100,000	—	$32.9200	7/30/2012
	350,000	—	$34.3600	7/30/2013
	139,584	—	$34.9400	5/25/2011
	164,000	—	$45.0200	7/27/2012
	35,500	106,500	$47.9700	5/23/2013
	—	145,000	$62.2100	5/22/2014
Marc E. Owen	75,000	—	$39.8100	10/25/2011	72,529	3,798,344
	30,000	—	$32.9200	7/30/2012
	30,000	—	$28.2800	1/27/2013
	75,000	—	$34.3600	7/30/2013
	10,000	—	$34.9400	5/25/2011
	40,000	—	$45.0200	7/27/2012
	10,500	31,500	$47.9700	5/23/2013
	—	44,000	$62.2100	5/22/2014
Pamela J. Pure	100,000	—	$38.2000	1/29/2012	91,282	4,780,438
	12,500	—	$29.7500	3/30/2014
	42,400	—	$34.9400	5/25/2011
	62,000	—	$45.0200	7/27/2012
	13,750	41,250	$47.9700	5/23/2013
	—	75,000	$62.2100	5/22/2014

(1)	Except as otherwise noted, options vest at the rate of 25% per year over a four-year period, beginning on the first grant date anniversary, subject to the NEO’s continued employment.

(2)	The stock awards vest as follows:

•	May 22, 2008 — Mr. Hammergren, 94,050 shares; Mr. Campbell, 18,525 shares; Mr. Julian, 43,890 shares; Mr. Owen, 14,535 shares; and Ms. Pure, 18,810 shares;

•	May 24, 2008 — Mr. Hammergren, 27,919 shares; Mr. Campbell, 4,653 shares; Mr. Julian, 9,835 shares; Mr. Owen, 3,046 shares; Ms. Pure, 6,662 shares;

•	May 23, 2009 — Mr. Hammergren, 133,000 shares; Mr. Campbell, 30,500 shares; Mr. Julian, 72,000 shares; Mr. Owen, 20,413 shares; and Ms. Pure, 32,000 shares;

•	May 25, 2009 — Mr. Hammergren, 180,000; Mr. Campbell, 20,000; Mr. Julian, 70,000; Mr. Owen, 20,000; and Ms. Pure, 15,000;

•	May 22, 2010 — Mr. Hammergren, 94,050 shares; Mr. Campbell, 18,525 shares; Mr. Julian, 43,890 shares; Mr. Owen, 14,535 shares; and Ms. Pure, 18,810 shares.

(3)	Based on a closing price of the Company’s common stock of $52.37 on March 31, 2008, as reported by the NYSE.

2008 Option Exercises and Stock Vested Table

The following table provides information concerning option and stock awards exercised and vested, respectively, for NEOs during the fiscal year ended March 31, 2008:

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)(2)

John H. Hammergren	800,000	25,041,961	188,000	11,790,180
Jeffrey C. Campbell	30,000	795,644	39,025	2,434,912
Paul C. Julian	445,416	14,791,424	82,300	5,168,228
Marc E. Owen	55,000	1,475,123	24,052	1,510,089
Pamela J. Pure	157,000	4,623,416	36,700	2,304,612

(1)	Represents the amounts realized based on the difference between the market price of the Company’s common stock on the date of exercise and the exercise price.

(2)	Represents the amount realized based on the market price of the Company’s common stock on the vesting date. Upon vesting amounts accrued as dividend equivalents and interest thereon were distributed to each NEO, which for Messrs. Hammergren, Campbell, Julian and Owen and Ms. Pure, totaled $77,822, $9,462, $26,334, $8,050 and $11,803, respectively.

2008 Pension Benefits Table

The following table sets forth the actuarial present value of the benefits accumulated by each NEO under the Company’s Executive Benefit Retirement Plan (“EBRP”), calculated as of December 31, 2007, the plan measurement date used for financial statement reporting purposes, and using the same assumptions as are used in the Company’s audited financial statements, except that retirement age is assumed to be the normal retirement age as defined in the EBRP or as provided in the executive officer’s employment agreement.

		Number of	Present Value of		Payments
		Years Credited	Accumulated		During Last
Name	Plan Name	Service (#)	Benefit ($)(1)		Fiscal Year ($)

John H. Hammergren	EBRP	11	45,732,000		—
Jeffrey C. Campbell	EBRP	4	2,349,000	(2)	—
Paul C. Julian	EBRP	11	6,071,000		—
Marc E. Owen	EBRP	6	1,989,000		—
Pamela J. Pure	EBRP	6	2,408,000		—

(1)	The present value of these benefits are shown based on the assumptions used in determining our annual pension expense, as shown in the table below in the subsection entitled “Actuarial Assumptions.” Certain assumptions, however, are required to be different, such as future salary increases. The above amounts do not reflect any future salary growth because the amounts above are required to be calculated based on compensation and service as of December 31, 2007.

(2)	Participants become vested in the EBRP benefits after completing five years of service. As Mr. Campbell’s service is less than five years, he has not yet vested in the Company’s EBRP.

Actuarial Assumptions

The amounts shown in the 2008 Summary Compensation Table and the 2008 Pension Benefits Table above are actuarial present values of the benefits accumulated through the date shown. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. The assumed retirement age for each executive is the earliest age at which the executive could retire without any benefit reduction due to age. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age. The pension benefit values are based on the following actuarial assumptions:

	December 31, 2007	December 31, 2006

Discount rate	5.95%	5.74%
Lump-sum interest rate	4.00%	4.00%
Retirement ages
EBRP	62	62
Employment Agreement — Mr. Hammergren	55 and one month	55 and one month
Withdrawal, disability or mortality before retirement	None	None
Post-retirement mortality rate	RP2000 Healthy Annuitants	RP2000 Healthy Annuitants
	Mortality table projected by	Mortality table projected by
	scale AA to 2015	scale AA to 2014
Future salary increases	None	None
Form of payment — EBRP and Employment Agreement for Mr. Hammergren	Lump-sum	Lump-sum

For additional information on the Company’s pension obligations, refer to Note 13 of the Company’s consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended March 31, 2008, as filed with the SEC on May 7, 2008.

Narrative Disclosure to the 2008 Pension Benefit Table

For Retirement at Age 62 or Older:

Participants become vested in the EBRP benefits after completing five years of service. The following is a brief summary of the benefits that would be provided to a participant in the Company’s EBRP, assuming retirement at age 62 or older and five or more years of credited service.

A participant who separates from service on or after reaching age 62 with five or more years of credited service receives benefits calculated by applying the following benefit formula: (i) a service-based percentage of his or her “average final compensation,” as it is defined below, minus (ii) the hypothetical annualized benefit payable under the Company’s “Retirement Share Plan” (the “Basic Retirement Benefits”). The Retirement Share Plan, introduced in January 1997 and discontinued after March 31, 2004, was an element offered under the Company’s 401(k) plan, the PSIP. As of March 31, 2008, only Messrs. Hammergren and Julian maintained a balance under the Retirement Share Plan such that it would serve as an offset to the calculation of their Basic Retirement Benefits.

Calculation of the Average Final Compensation

The EBRP provides that the benefit percentage described below will be applied to the average final compensation. Average final compensation is defined as the average annual compensation during the five consecutive years of full-time employment in the participant’s final fifteen years before separation from service that produces the highest average — more simply, the highest consecutive five in the final fifteen years. Compensation recognized in the benefit formula includes annual base salary and payments under the MIP, even if the participant has voluntarily deferred such compensation under a Company provided deferred compensation plan. For Mr. Hammergren, pursuant to his employment agreement, 150% of MIP payments are included in the calculation of average final compensation. The calculation of the average final compensation is ratably reduced if the participant has less than five years of full-time continuous employment. Payments under the LTIP and the value received from stock options and restricted stock units are among the forms of compensation not recognized in the benefit formula.

Percentage of Average Final Compensation

The gross EBRP benefit is expressed as a percentage of the participant’s average final compensation. The percentage is equal to an initial base percentage benefit of 20%, which is increased by 1.77% for each completed year of service (0.148% for each completed month of service, if the executive completes less than a full year of service in the year in which he or she separates from service). The maximum benefit generally is 60% of average final compensation; however, the Compensation Committee has the authority to approve, or a participant’s written employment agreement may provide, a different benefit formula including a percentage higher than 60% for an individual participant.

Mr. Hammergren’s employment agreement provides that he is entitled to a benefit percentage of at least 60% of his average final compensation, and that percentage is increased by 1.5% for each completed year of service after April 1, 2004 to a maximum benefit of 75% of his average final compensation.

Service Credit

The EBRP measures service from the commencement date of an executive’s employment, that is, service prior to being named a participant counts in the final calculation, until the date that the participant separates from service. Separation from service has the same meaning as provided in the regulations issued under Code Section 409A, which is further described below under “Executive Employment Agreements.” The EBRP provides that service credit will be given for certain rehire situations, leaves of absence and periods in which a participant is receiving severance pay. Moreover, when determining the service credit to be applied, the Company may consider the duration of the participant’s break-in-service, as applicable.

Basic Retirement Benefits

For purposes of calculating the Basic Retirement Benefits to be conveyed under the Company’s EBRP, the offset for the hypothetical annuity benefit payable under the Retirement Share Plan is calculated by first determining the value of each share credited to the participant’s account as of the date it was credited, and then applying an annual rate of 12% to that value from the date the share was credited to the account to the date the participant’s EBRP benefit is scheduled to begin. The aggregate value of all of the shares credited to the participant’s Retirement Share Plan is then converted to a straight life annuity. The resulting annuity is converted to a lump-sum amount using the interest rate prescribed by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump-sum distribution for the month in which the participant retires, and a table based upon the 1994 Group Annuity Reserving Table (1994 GAR) (the “Present Value Calculation”).

Distribution of Benefits

The EBRP benefit is an amount based on a straight life annuity of monthly payments over the participant’s lifetime converted to a lump-sum using the above described Present Value Calculation. Lump-sum payments are made on the first day of the eighth month after a participant separates from service.

A participant may elect to receive his or her benefits in the form of an actuarial equivalent annuity, or any other form that the Company’s Executive Vice President of Human Resources may approve. Any election to change the form of the benefit must be done in the time prescribed under Code Section 409A.

For Separation from Service Prior to Age 62:

The following is a brief summary of the benefits that would be conveyed to a participant in the Company’s EBRP, assuming retirement prior to age 62 and five or more years of credited service.

As mentioned above, participants become vested in the EBRP benefits after completing five years of service. A participant who is terminated for cause will not receive any EBRP benefits.

“Approved Retirement” Prior to Age 62

The EBRP provides that a participant will have an “Approved Retirement,” and thus be eligible to receive a pension benefit prior to reaching age 62, if the participant:

•	Involuntarily separates from service after age 55 and completion of at least 15 years of service;

•	Separates from service after age 55, but prior to age 62, with approval of the Compensation Committee; or

•	Separates from service at any other time, with approval of the Board or as provided in the participant’s employment agreement.

A participant who has an Approved Retirement will receive the same EBRP benefits as if he or she had retired after attaining age 62 (as described above), with the following adjustments:

•	The percentage of average final compensation, used in the benefit formula, is reduced by 0.3% for each month that the actual separation from service date precedes the date the participant will reach age 62; and

•	The Basic Retirement Benefits will be calculated as of the participant’s age at the time he or she separates from service.

At March 31, 2008, none of the NEOs met the age and service levels to qualify for Approved Retirement under either voluntary or involuntary termination. Recognition of additional service and age, either under individual employment agreements or the CIC Policy described below, does not make any NEO, except Mr. Hammergren, eligible for Approved Retirement. Mr. Hammergren, according to the provisions of his employment agreement, will be provided with an Approved Retirement pension benefit (an “Approved Retiree”) should his employment terminate for any reason other than for cause.

Other Separations from Service Prior to Age 62:

Vested participants who separate from service for reasons other than for cause, but who separate prior to attaining age 62 under circumstances that do not constitute an Approved Retirement, are also entitled to an immediate lump-sum benefit, but the benefit is calculated differently. The EBRP provides that a vested participant who separates from service will receive the same EBRP benefits as if he or she had terminated due to an Approved Retirement prior to attaining age 62; however, the percentage of average final compensation used in the benefit formula is multiplied by a pro rata percentage, as described below, and calculated as the present value of a benefit payable at age 65.

The pro rata percentage is the higher of the following two percentages (but not greater than 100%):

•	The percentage determined by dividing the number of the participant’s whole months of employment with the Company by the number of whole months from the date that the participant was first hired by the Company to the date that the participant will reach age 65 and multiplying by 100; or

•	The percentage determined by multiplying 4.44% by the number of the participant’s whole and partial years of completed employment with the Company.

The present value of the benefit is calculated on the basis of the 30-year U.S. Treasury yield (GATT) used to determine the present value of a lump-sum distribution under a tax-qualified defined benefit retirement plan for the month in which the participant’s separates from service, and a table based upon the 1994 Group Annuity Reserving Table (1994 GAR) as prescribed by the U.S. Internal Revenue Service.

2008 Nonqualified Deferred Compensation Table

The Company sponsors two nonqualified deferred compensation plans. One plan, the Supplemental Profit-Sharing Investment Plan II (“SPSIP II”), is specifically for employees impacted by Code Section 401(a)(17), which limits participation of highly paid employees in tax qualified 401(k) plans. The second plan is the Deferred Compensation

Administration Plan III (“DCAP III”), which is a voluntary nonqualified deferred compensation plan. Compensation eligible to be deferred into either the SPSIP II or DCAP III includes base annual salary and cash payments under the Management Incentive Plan (“MIP”) and Long Term Incentive Plan (“LTIP”). Amounts deferred into the SPSIP II are credited with interest at the same rate as the Standish Mellon Stable Value Fund, which is an investment option generally available to all Company employees under our 401(k) plan, or the PSIP. As described in greater detail below, amounts deferred into the DCAP III for FY 2008 were credited with interest at 8.0%, which is set annually by the Compensation Committee.

Displayed in the table below are amounts credited and released with regard to dividend equivalents. Recipients of RSUs are entitled to dividend equivalents at the same dividend rate applicable to the Company’s common stockholders. For our employees, dividend equivalents on the RSUs are credited quarterly to an interest bearing cash account, and upon vesting, are paid in cash. Interest accrues on credited dividend equivalents at the same rate used for the Company’s DCAP III, which for calendar years 2007 and 2008 was set at 8.0% per annum.

The following table shows the contributions, earnings and account balances for the NEOs participating in a Company sponsored nonqualified deferred compensation program:

	Executive	Registrant	Aggregate
	Contributions	Contributions	Earnings		Aggregate
	in Last	in Last	in Last	Aggregate	Balance
	Fiscal Year	Fiscal Year	Fiscal Year	Withdrawals/	at Last Fiscal
Name	($)(1)(2)	($)(3)	($)(4)	Distributions ($)(5)	Year-End ($)

John H. Hammergren
SPSIP II	341,487	273,190	149,670	-0-	3,545,315
DCAP III	750,000	-0-	489,798	-0-	6,729,559
Dividend Equivalents	-0-	126,959	19,853	77,822	303,735
Jeffrey C. Campbell
SPSIP II	103,350	82,680	12,750	-0-	350,354
DCAP III	-0-	-0-	-0-	-0-	-0-
Dividend Equivalents	-0-	21,872	2,816	9,462	44,939
Paul C. Julian
SPSIP II	150,964	120,771	52,051	-0-	1,257,393
DCAP III	-0-	85,000	328,889	-0-	4,481,912
Dividend Equivalents	-0-	57,179	8,276	26,334	129,376
Marc E. Owen
SPSIP II	22,257	17,805	2,862	-0-	86,914
DCAP III	1,561,285	44,451	412,066	-0-	5,898,554
Dividend Equivalents	-0-	17,106	2,405	8,050	37,796
Pamela J. Pure
SPSIP II	63,248	50,599	15,922	-0-	405,527
DCAP III	1,100,000	32,000	188,664	-0-	2,759,386
Dividend Equivalents	-0-	21,852	2,616	11,803	41,803

(1)	Reflects the amounts deferred for each individual, which is reported as compensation to such NEO in the “2008 Summary Compensation Table” above.

(2)	Represents amounts deferred by the NEOs into their SPSIP II and DCAP III accounts.

(3)	Represents Company contributions to the NEOs’ SPSIP II and DCAP III accounts, and amounts credited on undelivered dividend equivalents.

(4)	The SPSIP II is a successor plan to the Company’s Supplemental Profit-Sharing and Investment Plan (“SPSIP,” and together with SPSIP II, the “SPSIP Plans”), which was frozen December 31, 2004. The DCAP III is a successor plan to the Company’s Deferred Compensation Administration Plan II (“DCAP II,” and together with DCAP III, the “DCAP Plans”), which was frozen on December 31, 2004. Amounts shown include earnings on compensation previously deferred by NEOs into the SPSIP Plans and DCAP Plans.

(5)	Represents amounts distributed in cash to each NEO upon vesting of RSUs as dividend equivalents and interest thereon.

Narrative Disclosure to the 2008 Nonqualified Deferred Compensation Table

Supplemental Profit-Sharing Investment Plan II

The SPSIP II was adopted by the Board effective on January 1, 2005, and is the successor plan to the Supplemental Profit-Sharing and Investment Plan, which was frozen effective December 31, 2004. The SPSIP II has participation and distribution provisions intended to comply with the regulations issued under Code Section 409A. Participants’ accounts in the legacy SPSIP continue to be credited with earnings on the same basis as accounts in the SPSIP II.

Employees, including our NEOs, may voluntarily elect to participate in the SPSIP II. Part of the election process includes the employee electing a deferral percentage of 1.0% to 5.0% of pay, in whole percentages, that will apply to covered compensation earned after the Code Section 401(a)(17) limit is reached (currently, set at $230,000) and participation in the PSIP (the Company’s 401(k) plan) stops for the year. An election to participate in SPSIP II is valid until the participant informs the plan administrator that he or she wishes participation to cease, and such an election is effective at the beginning of the next calendar year. All of our NEOs have elected to participate in the plan at the 5.0% level. At an employee participation level of 5.0%, the Company contributes an additional 4.0% of the participant’s pay as a matching contribution, consistent with the terms of the PSIP (the “Company Match”). Participants are always 100% vested in both the Company Match and their own contributions to the SPSIP II.

Participants in the Company’s SPSIP Plans can elect when distributions of their deferred amounts are to start; that is, either at separation from service or some other designated fixed number of years following separation from service. Participants may also elect the number of annual distributions within a range of one to ten. A separate distribution election can be made for a separation from service due to death. Distributions under both SPSIP and SPSIP II are subject to ordinary income taxes.

Accounts in SPSIP II are credited with earnings at a rate equal to the amount earned during the same period by the Standish Mellon Stable Value Fund investment option in the Company’s PSIP. Because earnings on SPSIP II accounts are based on a publicly available mutual fund, credited earnings are not considered above-market earnings by the U.S. Internal Revenue Service, and thus are not subject to federal Social Security and Medicare taxes in the year credited.

Unlike tax qualified retirement accounts, the SPSIP Plans are not directly supported by Company assets. Rather, amounts paid under these plans are paid from the Company’s general corporate funds, and each participant and his or her beneficiaries are unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligation.

Deferred Compensation Administration Plan III

The DCAP III was adopted by the Board effective on January 1, 2005, and is the successor plan to the Deferred Compensation Administration Plan II, which was frozen effective December 31, 2004. The DCAP III has participation and distribution provisions intended to comply with the regulations issued under Code Section 409A. Participants’ accounts in the legacy DCAP II continue to be credited with earnings on the same basis as accounts in the DCAP III.

Like the SPSIP II, eligible employees may voluntarily elect to participate in the DCAP III. Participation is open to all employees eligible for participation in the MIP with a bonus target of at least 15%, and other highly compensated employees. For calendar year 2007, approximately 3,500 employees were eligible to participate in DCAP III, including all our NEOs.

Participants may elect to defer into the DCAP III up to 75% of their annual base salary, up to 90% of their annual MIP payment, and for those who also participate in the cash LTIP, up to 90% of any LTIP payment. An election to participate is valid for only one calendar year. The Compensation Committee annually sets the crediting rate for amounts deferred, and for calendar years 2008 and 2007, the crediting rate was set at 8.0%. Since the crediting rate is discretionary, a portion of the earnings accumulated each year may be subject to federal Social Security and Medicare taxes in the year credited.

Employees who elect to participate in DCAP III must also make a distribution election at the same time they select their level of participation. Separate elections as to timing and form of distribution can be made for separations from service due to retirement, disability or death. The participant can also elect the time distributions start — in a particular year or some designated fixed number of years following the separation from service. The participant may also elect to receive distribution of deferred amounts in one to ten annual payments. However, if the separation from service is not due to retirement, disability or death, the entire account balance is distributed as a lump-sum at a time such payment would comply with Code Section 409A. Distributions under both DCAP plans are subject to ordinary income taxes.

Earnings that are deferred into DCAP III are not considered “covered compensation” for PSIP or SPSIP II purposes, as it is defined by these plans. As such, no PSIP or SPSIP II employee deductions are taken from compensation deferred into DCAP III. To keep the DCAP III participant whole with respect to the Company Match, an amount is credited to his or her DCAP III account equal to the additional Company Match that would have been credited to PSIP and/or SPSIP II had he or she not participated in DCAP III.

Similar to the SPSIP Plans, the DCAP Plans are not directly supported by Company assets. Amounts paid under these plans are paid from the Company’s general corporate funds, and each participant and his or her beneficiaries are unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligation.

Executive Employment Agreements

The Company entered into employment agreements with each of Messrs. Hammergren and Julian and Ms. Pure that provide for, among other things, the term of employment, compensation and benefits payable during the term of the agreement as well as for specified payments in case of termination of employment. In each case, the agreement provides that the executive will participate in all compensation and fringe benefit programs made available to all executive officers. Effective November 1, 2006, the Compensation Committee approved amendments to each of the employment agreements primarily to ensure that post-employment payments and benefits under the agreements comply with the proposed regulations issued under Code Section 409A, a new section of the Code that governs certain deferred compensation and severance arrangements. In addition, the post-employment restrictions were strengthened.

The descriptions that follow are qualified in their entirety by the agreements themselves, which have been included as exhibits to the Company’s Quarterly Reports on Form 10-Q for the periods ended September 30, 2006 and December 31, 2006, as filed with the SEC on November 1, 2006 and January 30, 2007.

Mr. John H. Hammergren

The Company entered into an amended and restated Employment Agreement (the “Hammergren Agreement”) with John H. Hammergren, initially effective June 21, 1999, and as amended on April 1, 2004 and November 1, 2006. The Hammergren Agreement renews automatically so that the then remaining term is always three years. The Hammergren Agreement provides for an annual base salary of at least $1,490,000 effective May 27, 2007 and such additional incentive compensation, if any, as may be determined by the Compensation Committee. Any incentive compensation awarded to Mr. Hammergren under the Company’s MIP is calculated using an individual target award of not less than 135% of his base salary. Mr. Hammergren is entitled to receive all other benefits generally available to other members of the Company’s management, and those benefits for which key executives are or become eligible.

The agreement provides that if the Company terminates Mr. Hammergren without “Cause,” or he terminates for “Good Reason” (both as defined in the Hammergren Agreement, and described below under “Definition of Cause” and “Definition of Good Reason”), and he remains in compliance with his post-employment nondisclosure and nonsolicitation restrictions, he will be entitled to receive: (A) payment of his final monthly base salary and incentive compensation for the remainder of the term of the Hammergren Agreement (the “Severance Period”); (B) lifetime coverage under one of the Company’s medical plans and financial counseling program, as well as lifetime office space and secretarial support; (C) continued participation in DCAP III for the Severance Period; (D) continued accrual and vesting of his rights and benefits under the Executive Survivor Benefits Plan (“ESBP”) and the EBRP for the Severance Period, with a final EBRP benefit calculated on the basis of his receiving: (i) approved retirement, as defined in the EBRP (“Approved Retirement”) commencing on the expiration of the Hammergren Agreement, and (ii) a benefit equal to 60% of his “Average Final Compensation” then specified in the EBRP, increased by 1.5% for each year of completed service from April 1, 2004 through the end of the Severance Period (subject to a maximum of 75%), without any reduction for early retirement; (E) accelerated vesting of stock options and restricted stock, subject to certain forfeiture and repayment provisions; (F) continued participation in pro rata awards under the Company’s LTIP for the remainder of the Severance Period; and (G) for purposes of DCAP III and the 1994 Stock Option and Restricted Stock Plan (or any similar plan or arrangement), his termination will be deemed to have occurred as if the sum of his age and years of service to the Company is at least 65. Continuation of his then-applicable base salary and incentive compensation, and payment of his benefit under the EBRP, may be delayed following his separation from service in order to comply with Code Section 409A. Any payments delayed as a result of such compliance will accrue interest at the rate applicable to the Company’s nonqualified deferred compensation program.

If Mr. Hammergren’s employment is terminated within six months preceding, or within two years following, a Change-in-Control (as defined in his employment agreement and described below under “Definition of Change-in-Control”), he will receive a lump-sum payment in lieu of the salary and incentive payments described in subsection A of the preceding paragraph, and he will continue to receive all of the other severance benefits described in the preceding paragraph. This lump-sum payment will be equal to the greater of: (1) the sum of the above referenced salary and incentive compensation payments, and (2) 2.99 multiplied by his “base amount” (as determined pursuant to Code Section 280G). The Change-in-Control severance payment, payment of his benefit under the EBRP and his tax gross-up payment may be delayed following his separation from service to comply with Code Section 409A. Any payments delayed as a result of such compliance will accrue interest at the rate applicable to the Company’s nonqualified deferred compensation program.

If Mr. Hammergren is prevented from carrying out his duties and responsibilities due to disability, he would continue to receive his then-current salary for a period of up to twelve months. At the end of that twelve-month period, Mr. Hammergren would be eligible to receive benefits for an Approved Retirement under the EBRP, calculated at the rate in effect at the time of the disability, without any reduction for early retirement. The payment for this Approved Retirement would be no less than the payment (the “Minimum Lump-Sum Payment”) that would have been provided under Mr. Hammergren’s prior employment agreement for an Approved Retirement under the EBRP.

If Mr. Hammergren’s employment is terminated for Cause (as defined in the Hammergren Agreement and described below under “Definition of Cause”), the Company’s obligations under the Hammergren Agreement cease and terminate. Any rights he may have under the Company’s benefit plans will be determined solely in accordance with the express terms of those plans.

If Mr. Hammergren dies during the term of his agreement, the Company will continue to pay his salary to his surviving spouse or designee for a period of six months. The Company also will pay to his spouse or designee the benefits payable under the EBRP, calculated at the rate in effect at the time of his death, without any reduction for early retirement, subject to the Minimum Lump-Sum Payment requirement.

If Mr. Hammergren voluntarily terminates his employment with the Company other than for Good Reason (as defined in the Hammergren Agreement and described below under “Definition of Good Reason”), he will be entitled to receive the benefits set forth in clauses (B), (D)(i) and (G) above, without any reduction to his EBRP benefit for early retirement, and subject to the Minimum Lump-Sum Payment requirement.

If the benefits received by Mr. Hammergren under his agreement are subject to the excise tax provision set forth in Section 4999 of the Code, the Company will provide him with a full gross-up payment to cover any excise taxes and interest imposed on “excess parachute payments” as defined in Section 280G of the Code and all income and other taxes imposed on the gross-up payment (the “Full Gross-Up Payment”).

The Hammergren Agreement provides that, for a period of at least two years following the termination of his employment with the Company, Mr. Hammergren may not solicit or hire employees or solicit competitive business from any person or entity that was a customer of the Company within the two years prior to his termination. In addition, he is forever prohibited from using or disclosing any of the Company’s Confidential Information, as defined in the Hammergren Agreement.

Mr. Paul C. Julian

The Company entered into an Amended and Restated Employment Agreement with Paul C. Julian, effective as of November 1, 2006 (the “Julian Agreement”), superseding his previous April 1, 2004 agreement. The Julian Agreement provides that the Company will continue to employ Mr. Julian as Executive Vice President and Group President, or in such other executive capacities as may be specified by our CEO, until October 31, 2009, with the term automatically extending for one additional year commencing on November 1, 2009, and on each November 1 thereafter. The Julian Agreement provides for an annual base salary of at least $904,000 effective May 27, 2007 and such additional incentive compensation, if any, as may be determined by the Compensation Committee. Any incentive compensation awarded to Mr. Julian under the MIP shall be calculated using an individual target award of 110% of his base salary. Mr. Julian also shall receive all other benefits generally available to other members of the Company’s management and those benefits for which key executives are or become eligible.

The agreement provides that if the Company terminates Mr. Julian without Cause, or he terminates for Good Reason (both as defined in the Julian Agreement, and described below under “Definition of Cause” and “Definition of Good Reason”), the Company shall: (A) continue his then monthly base salary, reduced by any compensation he receives from a subsequent employer, for the remainder of the term; (B) consider him for a prorated bonus under the Company’s MIP for the fiscal year in which termination occurs; (C) continue his medical plan benefits until the expiration of the term; and (D) continue the accrual and vesting of his rights, benefits and existing awards for the remainder of the term of his agreement for purposes of the EBRP, ESBP and the Company’s equity compensation plans. Continuation of his then-applicable base salary and incentive compensation and payment of his benefit under the EBRP may be delayed following his separation from service to comply with Code Section 409A. Any payments delayed as a result of such compliance will accrue interest at the rate applicable to the Company’s nonqualified deferred compensation program.

If Mr. Julian’s employment is terminated within six months preceding, or within two years following, a Change-in-Control (as defined in his agreement and described below under “Definition of Change-in-Control”), he will receive a lump-sum payment in lieu of the salary and incentive payments described in subsections (A) and (B) above, and he would continue to receive all of the other severance benefits described in the preceding paragraph. This lump-sum payment would be equal to 2.99 multiplied by his Executive Earnings, as described below in the “Change-in-Control Policy” narrative.

If the benefits received by Mr. Julian under his agreement are subject to the excise tax provision set forth in Section 4999 of the Code, the Company will provide him with a Full Gross-Up Payment to cover any excise taxes and interest imposed on “excess parachute payments” as defined in Section 280G of the Code. The Change-in-Control severance payment, payment of his benefit under the EBRP and his tax gross-up payment may be delayed following his separation from service to comply with Code Section 409A. Any payments delayed as a result of such compliance will accrue interest at the rate applicable to the Company’s nonqualified deferred compensation program.

If Mr. Julian is prevented from carrying out his duties and responsibilities due to disability, he would continue to receive his then-current salary for a period of up to twelve months. If Mr. Julian’s employment with the Company is terminated by his death, the Company will continue to pay his salary to his surviving spouse or designee for a period of six months.

If Mr. Julian’s employment is terminated for Cause, the Company’s obligations under his agreement cease and terminate. Any rights he may have under the Company’s benefit plans will be determined solely in accordance with the express terms of those plans.

The Julian Agreement provides that, for a period of at least two years following the termination of his employment with the Company, Mr. Julian may not solicit or hire employees, or solicit competitive business from any person or entity that was a customer of the Company within the two years prior to his termination. In addition, he is forever prohibited from using or disclosing any of the Company’s Confidential Information, as defined in the Julian Agreement.

Ms. Pamela J. Pure

The Company entered into an amended and restated Employment Agreement with Pamela J. Pure effective as of November 1, 2006 (the “Pure Agreement”), superseding her previous agreement effective as of April 1, 2004. The Pure Agreement provides that the Company will continue to employ Ms. Pure as Executive Vice President and President McKesson Provider Technologies, or in such other executive capacities as may be specified by our CEO, until October 31, 2009, with the term automatically extending for one additional year commencing on November 1, 2009, and on each November 1 thereafter. The Pure Agreement provides for an annual base salary of at least $700,000 effective May 27, 2007 and such additional incentive compensation, if any, as may be determined by the Compensation Committee of the Board. Any incentive compensation awarded to her under the MIP shall be calculated using an Individual Target Award of 85% of her base salary. Ms. Pure will also receive a mortgage allowance, and all other benefits generally available to other members of the Company’s management and those benefits for which key executives are or become eligible.

The agreement provides that if the Company terminates Ms. Pure without Cause, or she terminates for Good Reason (both as defined in the Pure Agreement and described below under “Definition of Cause” and “Definition of Good Reason”), the Company shall (A) continue her then monthly base salary, reduced by any compensation she receives from a subsequent employer, for the remainder of the term; (B) consider her for a prorated bonus under the Company’s MIP for the fiscal year in which termination occurs; (C) continue her medical plan benefits until the expiration of the term; and (D) continue the accrual and vesting of her rights, benefits and existing awards for the remainder of the term of the Pure Agreement for purposes of the EBRP, ESBP and the Company’s equity compensation plans. Continuation of her then-applicable base salary and incentive compensation and payment of her benefit under the EBRP may be delayed following her separation from service to comply with Code Section 409A. Any payments delayed as a result of such compliance will accrue interest at the rate applicable to the Company’s nonqualified deferred compensation program.

If Ms Pure’s employment is terminated within six months preceding, or within two years following, a Change-in-Control (as defined in her agreement and described below under “Definition of Change-in-Control”), she will receive a lump-sum payment in lieu of the salary and incentive payments described in subsections (A) and (B) above, and she would continue to receive all of the other severance benefits described in the preceding paragraph. This lump-sum payment would be equal to 2.99 multiplied by her Executive Earnings, as described below in the “Change-in Control Policy” narrative.

If the benefits received by Ms. Pure under her agreement are subject to the excise tax provision set forth in Section 4999 of the Code, the Company will provide her with a Full Gross-Up Payment to cover any excise taxes and interest imposed on “excess parachute payments” as defined in Section 280G of the Code. The Change-in-Control severance payment, payment of her benefit under the EBRP and her tax gross-up payment may be delayed following her separation from service to comply with Code Section 409A. Any payments delayed as a result of such compliance will accrue interest at the rate applicable to the Company’s nonqualified deferred compensation program.

If Ms. Pure is prevented from carrying out her duties and responsibilities due to disability, she would continue to receive her then-current salary for a period of up to twelve months. If Ms. Pure’s employment with the Company is terminated by her death, the Company will continue to pay her salary to her surviving spouse or designee for a period of six months.

If Ms. Pure’s employment is terminated for Cause, the Company’s obligations under the Pure Agreement cease and terminate. Any rights she may have under the Company’s benefit plans will be determined solely in accordance with the express terms of those plans.

The agreement provides that, for a period of at least two years following the termination of her employment with the Company, Ms. Pure may not perform services for a competitor similar to those she provided for the Company, solicit or hire employees, or solicit competitive business from any person or entity that was a customer of the Company within the two years prior to her termination. She is also obligated to not disclose or use the Company’s Trade Secret and Confidential Information, as defined in the Pure Agreement.

Executive Severance Policy

The Executive Severance Policy applies in the event an executive officer is terminated by the Company for reasons other than for “cause,” and the termination is not covered by the Company’s CIC Policy. The benefit payable to executive officers under the Executive Severance Policy is equal to 12 months’ base salary, plus one month’s pay per year of service, up to a maximum of 24 months. Such benefits would be reduced or eliminated by any income the executive officer receives from subsequent employers during the severance payment period. Executive officers who are age 55 or older and have 15 or more years of service with the Company at the time of such involuntary termination are granted “Approved Retirement” for purposes of the EBRP and the ESBP. In addition, vesting of stock options and lapse of restrictions on restricted stock awards will cease as of the date of termination, and no severance benefits will be paid to an executive who is beyond age 62. A terminated executive who is receiving payments under the terms of an employment agreement he or she may have with the Company is not entitled to receive additional payments under the Executive Severance Policy. Continuation of his or her then-applicable base salary benefits under the EBRP may be delayed following his or her separation from service to comply with Code Section 409A. Any payments delayed as a result of such compliance will accrue interest at the rate applicable to the Company’s nonqualified deferred compensation program. Pursuant to the Executive Severance Policy, the Company will seek stockholder approval for any future severance agreements with senior executive officers that provide specified benefits in an amount exceeding 2.99 times the sum of the executive’s base salary and target bonus.

Change-in-Control Policy

The Board approved the Change-in-Control Policy for Selected Executive Employees (the “CIC Policy”), effective November 1, 2006. The CIC Policy provides severance payments to certain employees of the Company (including executive officers) upon separation from service, without “Cause” (as defined in the policy) or for “Good Reason” (as defined in the policy), as the result of a change-in-control of the Company. The CIC Policy replaces any individual agreements between the Company and its officers with respect to change-in-control benefits (except with respect to Mr. Hammergren, Mr. Julian and Ms. Pure, each of whom has a written employment agreement with the Company as described above) and expands eligibility for benefits to a larger employee group. Participants in the CIC Policy are designated by the Compensation Committee to participate in one of three tiers. Executive officers, including our NEOs, are considered tier one participants and are entitled to a cash benefit equal to 2.99 times the Executive’s Earnings, defined by the policy as: (i) annual base salary, and (ii) the greater of (A) the participant’s target bonus under the Company’s MIP or (B) the average of the participant’s MIP award for the latest three years for which the participant was eligible to receive a bonus (or such lesser period of time during which the participant was eligible to receive a bonus). CIC Policy participants are eligible for a Full Gross-Up Payment if the change-in-control benefits paid under the policy are subject to an excise tax under Code Section 4999. In addition, if a tier one participant is covered by the EBRP, his or her straight life annuity benefits under that plan will be calculated by adding three additional years of age and three additional years of service to the participant’s actual age and service. Tier one participants are eligible for three years of continued coverage under the applicable health and life insurance plans. The CIC Policy severance payments may be delayed following a participant’s separation from service to comply with Code Section 409A.

Definition of a “Change-in-Control”

For purposes of the Company’s executive employment agreements and CIC Policy, a “Change-in-Control” is generally defined as the occurrence of any change in ownership of the Company, change in effective control of the Company, or change in the ownership of a substantial portion of the assets of the Company, as defined in Code Section 409A, the regulations thereunder, and any other published interpretive authority, as issued or amended from time to time.

For purposes of Mr. Hammergren’s Agreement, a “Change-in-Control” of the Company is deemed to have occurred if any of the events set forth in any one of the following subparagraphs shall occur: (A) during any period of not more than twelve consecutive months, any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) excluding the Company or any of its affiliates, a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, an underwriter temporarily holding securities pursuant to an offering of such securities, or a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; (B) during any period of not more than twelve consecutive months, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (A), (C) or (D) of this paragraph) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (C) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or (D) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, under the terms of Mr. Hammergren’s Agreement, no Change-in-Control is deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which, in the judgment of the Compensation Committee, the holders of the Company’s common stock immediately prior to such transaction or series of transactions continue to have the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately prior to such transaction or series of transactions.

Definition of “Good Reason”

Each of Messrs. Hammergren and Julian and Ms. Pure have Good Reason to resign if any of the following actions are taken without their express written consent: (A) any material change by the Company in the executive officer’s functions, duties or responsibilities, if that change would cause their position with the Company to become of less dignity, responsibility, or importance; (B) any reduction in the executive officer’s base salary, other than one in conjunction with an across-the-board reduction for all executive employees of the Company; (C) any material failure by the Company to comply with any of the provisions of the executive’s employment agreement; (D) relocation to an office more than 25 miles from the office at which the executive officer is currently based; or (E) in the event of a Change-in-Control, any change in the level of the officer within the Company to whom the executive officer reports as such level existed immediately prior to the Change-in-Control.

Under the Hammergren Agreement, the following additional actions constitute Good Reason: (i) termination of his obligation and right to report directly to the Board, but not if he ceases to serve as Chairman, unless such action is taken in conjunction with a Change-in-Control; (ii) if the Board removes him as Chairman at or after a Change-in-Control (or prior to a Change-in-Control if at the request of any third party participating in or causing the Change-in-Control), unless such removal is required by then applicable law; (iii) a change in the majority of the members of the Board as it was construed immediately prior to the Change-in-Control; (iv) failure by the Company to obtain the express assumption of his agreement by any successor or assign of the Company; or (v) cancellation of the automatic renewal provision in his agreement. Any incapacity he may develop due to physical or mental illness will not affect his ability to resign for Good Reason.

Definition of “Cause”

“Cause” is expressly defined in each of the executive employment agreements, as described below, and also in the Company’s benefit plans and programs. Generally, under the Company’s plans and programs, “Cause” means the willful misconduct, and in some cases the negligent misconduct, on the part of the executive, which is injurious to the Company. The specific consequences of such behavior are reflected in the agreement or plan documents.

Under the terms of his agreement, the Company will have Cause to terminate Mr. Hammergren if he: (i) willfully engages in misconduct that is demonstrably and materially injurious to the Company and its subsidiaries taken as a whole; (ii) engages in willful and material dishonesty involving the Company’s assets, or those of any of its affiliated companies; or (iii) materially fails to comply with any of the provisions of his agreement. The Company must provide him with formal written notice, give him a fifteen day opportunity to cure his conduct, and have his termination confirmed by arbitration before it takes effect.

Similarly, Mr. Julian and Ms. Pure may also be terminated for Cause. Under their respective agreements, “Cause” means: (i) the executive officer’s willful misconduct, habitual neglect or dishonesty with respect to matters involving the Company or its subsidiaries which is materially and demonstrably injurious to the Company; or (ii) a material breach by the executive officer of one or more terms of his or her agreement. The Company must provide each of them with formal written notice, give him or her a fifteen day opportunity to cure the conduct giving rise to the termination, and have the termination confirmed by arbitration before it takes effect.

Potential Payments upon Termination or Change-in-Control

The narrative and tables that follow describe potential payments and benefits to our NEOs or their respective beneficiaries under existing employment agreements, plans or arrangements, whether written or unwritten, for various scenarios including change-in-control and/or termination of employment. The amounts shown assume a termination effective as of March 31, 2008, as well as a closing price of the Company’s common stock on March 31, 2008 of $52.37 per share, and thus include amounts earned through such time and are estimates of amounts that would be paid out to the NEOs upon their separation or termination. Unless otherwise noted, all cash benefits are stated as the total present value of the obligation. In circumstances where the Company’s obligation is service-based (i.e., provision for future office and secretarial support), the present discounted value of the obligation is included in the following tables. However, these amounts are estimates only, as the actual obligation can be determined only at the time of the NEO’s separation from the Company.

The following tabular presentation has been keyed to six general events upon which an NEO or his or her beneficiary would be entitled to a benefit: (i) death, (ii) disability, (iii) termination for cause, (iv) voluntary termination, (v) involuntary termination and (vi) involuntary termination following a change-in-control. Due to the nature of benefits delivered, for both death and disability, the narrative and tabular disclosures encompass all benefits that may be conveyed to each NEO. Starting with involuntary termination, to avoid repetition, the narrative and tabular disclosure is stated as the incremental value that may be conveyed to each NEO.

The amounts displayed below in the column entitled “Executive Pension (EBRP)” are different from those presented in the column entitled “Present Value of Accumulated Benefits” in the 2008 Pension Benefits Table above. As required, the values presented below assume the NEO terminated employment on March 31, 2008. Whereas, the amounts shown above under the column labeled “Present Value of Accumulated Benefits” is the amount of a payment at a future date — the retirement date — discounted to the pension benefit measurement date, December 31, 2007. The payment amount stated above is determined using current service, actual plan compensation through FY 2008 (FY 2008 MIP cash bonus is estimated to be equal to target amount), and a lump-sum interest rate that is consistent with our presentation under the 2008 Pension Benefits Table above. The payment amount stated in the tables below use current service, actual plan compensation through FY 2008 (FY 2008 MIP cash bonus was estimated to be equal to 130% of the target amount), the NEO’s age on March 31, 2008 and the lump-sum conversion rate prescribed in the EBRP for a termination on March 31, 2008.

As of March 31, 2008, under the terms of his employment agreement, Mr. Hammergren is entitled to an unreduced pension benefit as an “Approved Retiree” under the EBRP for any termination other than for Cause. For purposes of the tables that follow, Mr. Hammergren’s lump-sum EBRP benefit has been computed as of March 31, 2008 using a 3.0% interest rate, as prescribed by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump-sum distribution on plan termination. The prescribed interest rate of 4.52% (as of February 2008) was used to determine the lump-sum EBRP benefit for all other NEOs as of March 31, 2008, which is the interest rate applicable to those not yet retirement eligible, but with vested benefits under the EBRP. The determination of these benefits is more fully explained in the narrative following the 2008 Pension Benefit Table above. For Mr. Hammergren, valuing his pension as an immediate benefit payable March 31, 2008 at age 49, rather than a future benefit discounted to a present value, increased the benefit value by approximately $27,000,000. Moving the lump-sum interest rate from the 4.0% actuarial assumption used in the 2008 Pension Benefits Table to the 3.0% prescribed in the EBRP for a March 31 termination, further increased his benefit value by approximately $11,000,000. All of these values are estimates affected by subsequent events, such as changes in actuarial assumptions, changes to the applicable Pension Benefit Guaranty Corporation and the 30-year U.S. Treasury (GATT) interest rates and changes in compensation used to calculate the NEO’s pension benefits.

All of the Company’s executive officers, including the NEOs, participate in the Company’s Executive Survivor Benefit Plan (“ESBP”). The ESBP provides a supplemental cash death benefit, on a tax neutral basis, to the executive’s named beneficiary. Under the terms of the ESBP, each NEO’s beneficiary is entitled to a cash death benefit of 300% of the executive’s annual base salary, up to a maximum of $2,000,000, should he or she die while an active employee.

Under the ESBP, participants are entitled to post-employment coverage if they are granted “Approved Retirement” under the EBRP. However, the benefit to be conveyed under the ESBP is 150% of the executive officer’s final base annual salary up to a maximum of $1,000,000. Under the terms of his employment agreement, Mr. Hammergren is entitled to Approved Retirement should he terminate for any reason other than cause.

Benefits and Payments upon Death

In the event of death or disability, all participants in the plans below, including the NEOs, receive acceleration of the vesting of outstanding equity awards under the Company’s stockholder approved equity plans, vesting of a pro rata portion of their MIP award, and vesting of a prorated portion of the LTIP award for any performance period that is at least 50% completed, with payment made when all other payments for that performance period are made to other participants. Under such a scenario, the NEO’s beneficiaries have three years to exercise outstanding stock options, or if earlier, until the expiration date.

The table below reflects the benefits payable in the event of death of our NEOs:

						Cash
	Salary	Value of	Value of			Death	Executive
	Continuation	Option	Stock			Benefit	Pension
	to Spouse	Acceleration	Acceleration	MIP	LTIP	(ESBP)	(EBRP)
Name	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)

John H. Hammergren	745,000	940,500	27,704,725	3,862,000	9,900,000	3,430,000	75,647,649
Jeffrey C. Campbell	—	207,900	4,828,671	1,142,000	1,900,000	3,430,000	3,656,057
Paul C. Julian	452,000	468,600	12,548,638	1,909,000	4,066,667	3,430,000	9,345,800
Marc E. Owen	—	138,600	3,798,344	850,000	866,667	3,035,550	3,259,161
Pamela J. Pure	350,000	181,500	4,780,438	1,142,000	1,266,667	3,430,000	4,056,920

(1)	Amounts for each NEO represent six months of base salary as of March 31, 2008, payable in accordance with the terms of the NEO’s employment agreement.

(2)	Amounts represent the value of unvested stock option and RSU awards as of March 31, 2008 for which the vesting would be accelerated. The value entered for stock option awards is the difference between the option exercise price and $52.37, the closing price of the Company’s common stock on March 31, 2008 as reported by the NYSE. In such circumstances, under the terms of the Company’s 2005 Stock Plan, beneficiaries have three years to exercise the stock option awards. For more information on the number of unvested equity awards held by NEOs, refer to the “2008 Outstanding Equity Awards Table” above.

(3)	For presentation purposes only, the amounts shown represent actual MIP award payments for FY 2008, as reported in the “2008 Summary Compensation Table” above. However, in the event of death, each NEO would be entitled to only a pro rata portion of his or her MIP award.

(4)	For presentation purposes only, the amounts represent the actual LTIP award payout for FY 2006 — FY 2008, as reported in the “2008 Summary Compensation Table” above, as well as a prorated (66.7%) portion of the target award for the FY 2007 — FY 2009 LTIP performance period.

(5)	Represents 300% of the NEO’s annual base salary and an estimated tax gross-up to reflect the tax neutral basis of the benefit to be conveyed.

(6)	The EBRP provides a death benefit for active participants that assume the participant was granted Approved Retirement on the day before death and had elected to receive benefits in the actuarially reduced form of a joint and 100% survivor annuity. The amounts shown represent the present value of a lump-sum pension benefit payable to the surviving spouse assuming the age of the spouse to be the same age as the NEO.

Benefits and Payments upon Termination Due to Disability

The table below reflects benefits payable to our NEOs upon termination due to their permanent and total disability, and for purposes of this presentation, is considered to be a “voluntary termination” under the Executive Severance Policy for Messrs. Campbell and Owen and the employment agreements for Messrs. Hammergren and Julian and Ms. Pure. The presentation further assumes that March 31, 2008 was the 12-month anniversary of the first day the NEO was unable to perform services for the Company.

								Cash
				Value of	Value of			Death	Executive
		Office and	Financial	Option	Stock			Benefit	Pension
	Medical	Secretary	Counseling	Acceleration	Acceleration	MIP	LTIP	(ESBP)	(EBRP)
Name	($)(1)	($)(1)	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)

John H. Hammergren	316,723	2,869,237	269,329	940,500	27,704,725	3,862,000	9,900,000	1,715,000	84,624,121
Jeffrey C. Campbell	—	—	—	207,900	4,828,671	1,142,000	1,900,000	—	—
Paul C. Julian	—	—	—	468,600	12,548,638	1,909,000	4,066,667	—	2,743,626
Marc E. Owen	—	—	—	138,600	3,798,344	850,000	866,667	—	539,390
Pamela J. Pure	—	—	—	181,500	4,780,438	1,142,000	1,266,667	—	739,483

(1)	Pursuant to his employment agreement, Mr. Hammergren will be provided post-employment medical coverage, an office and secretary and financial counseling during his lifetime. To determine the present value of these benefits, the following assumptions were used:

•	Medical: a monthly full family remittable rate of $1,698, less employee contributions of $588; a future value discount rate of 6.18%; a health care trend of 8.5%, grading down 0.5% per year to an ultimate trend rate of 5.0%; and the RP2000 Healthy Annuitants Mortality Table projected with scale AA to 2015.

•	Office and Secretary, Financial Counseling: an annual cost of $134,051 and $12,583 for the office and secretary and financial counseling, respectively; a 5.0% trend rate for cost appreciation and a future value discount rate of 5.78%; a utilization rate of 100% to age 67, decreasing 5.0% per year to age 85 and then 1.0% per year to age 90; and the RP2000 Healthy Annuitants Mortality Table projected with scale AA to 2015.

(2)	Amounts represent the value of unvested stock option and RSU awards as of March 31, 2008 for which the vesting was accelerated. The value entered for stock option awards is the difference between the option exercise price and $52.37, the closing price of the Company’s common stock on March 31, 2008 as reported by the NYSE. In such circumstances, under the terms of the Company’s 2005 Stock Plan, beneficiaries have three years to exercise the stock option awards. For more information on the amount of unvested securities held by NEOs, refer to the “2008 Outstanding Equity Awards Table” above.

(3)	For presentation purposes only, the amounts shown represent actual MIP award payments for FY 2008, as reported in the “2008 Summary Compensation Table” above. However, in the event of death, each NEO would be entitled to only a pro rata portion of his or her MIP award.

(4)	For presentation purposes only, the amounts represent the actual LTIP award payout for FY 2006 — FY 2008, as reported in the “2008 Summary Compensation Table” above, as well as a prorated (66.7%) portion of the target award for the FY 2007 — FY 2009 LTIP performance period.

(5)	As an Approved Retiree, Mr. Hammergren is eligible for a post-employment benefit under the ESBP of $1,000,000 on a tax neutral basis.

(6)	In accordance with his employment agreement, Mr. Hammergren is an Approved Retiree under the EBRP. Messrs. Julian and Owen and Ms. Pure have a vested EBRP benefit, and therefore are entitled to a vested pension upon termination.

Termination for Cause

If an NEO is terminated for cause, as it is described above under “Definition of Cause” and as defined in the Company’s contracts, plans and policies, all obligations or commitments to the employee are void. Under such circumstances, all outstanding equity grants, including vested stock option awards, are cancelled. Any benefits under the MIP and LTIP are voided. Any benefits under the EBRP, a plan for executive officers only, are voided. However, payments required by employment law such as accrued but unpaid salary and paid time off will be made.

Benefits and Payments upon Voluntary Termination

If an NEO terminates voluntarily, all unvested equity is cancelled and participation in MIP and any LTIP performance periods will be cancelled and/or prorated depending on the employee’s age plus service. Employees whose age plus service exceeds 65 (“65 points”) at time of termination, are entitled to a prorated LTIP award for any performance period that is at least 50% completed at the time of termination. Furthermore, the 2005 Stock Plan provides that such employees will have three years to exercise vested stock option awards or the term of the option, whichever is sooner, rather then the typical 90 days. None of our NEOs had 65 points on March 31, 2008; however, pursuant to his employment agreement, Mr. Hammergren will be deemed to have 65 points for the purposes of the 2005 Stock Plan and the DCAP Plans, but not the LTIP.

As in the case of termination due to disability, and as more fully described under the heading “Executive Employment Agreements” and the narrative accompanying the 2008 Pension Benefits Table, in the event of a voluntary termination Mr. Hammergren is entitled to Approved Retirement under the EBRP. Specifically, he is entitled to a lump-sum payment based on the conversion of an immediate unreduced pension reflecting his age, years of service and compensation history. Approved Retirement status also extends the ESBP coverage into retirement at a level of 150% of final salary, up to a maximum of $1,000,000, on a tax neutral basis. Finally, under the terms of his employment agreement, for the remainder of his lifetime Mr. Hammergren is entitled to continued coverage under one of the Company’s medical plans, an office and secretary and financial counseling.

The table below reflects the benefits and payments due in the event of a voluntary termination by our NEOs effective as of March 31, 2008, and for purposes of the calculations, uses the same assumptions as those used in the event of the disability of our NEOs, as presented above.

				Cash Death	Executive
		Office and	Financial	Benefit	Pension
	Medical	Secretary	Counseling	(ESBP)	(EBRP)
Name	($)(1)	($)(1)	($)(1)	($)(2)	($)(3)

John H. Hammergren	316,723	2,869,237	269,329	1,715,000	84,624,121
Jeffrey C. Campbell	—	—	—	—	—
Paul C. Julian	—	—	—	—	2,743,626
Marc E. Owen	—	—	—	—	539,390
Pamela J. Pure	—	—	—	—	739,483

(1)	Pursuant to his employment agreement, Mr. Hammergren will be provided post-employment medical coverage, an office and secretary and financial counseling during his lifetime. To determine the present value of these benefits, the following assumptions were used:

•	Medical: a monthly full family remittable rate of $1,698, less employee contributions of $588; a future value discount rate of 6.18%; a health care trend of 8.5%, grading down 0.5% per year to an ultimate trend rate of 5.0%; and the RP2000 Healthy Annuitants Mortality Table projected with scale AA to 2015.

•	Office and Secretary, Financial Counseling: an annual cost of $134,051 and $12,583 for the office and secretary and financial counseling, respectively; a 5.0% trend rate for cost appreciation and a future value discount rate of 5.78%; a utilization rate of 100% to age 67, decreasing 5.0% per year to age 85 and then 1.0% per year to age 90; and the RP2000 Healthy Annuitants Mortality Table projected with scale AA to 2015.

(2)	As an Approved Retiree, Mr. Hammergren is eligible for a post-employment benefit under the ESBP of $1,000,000 on a tax neutral basis.

(3)	In accordance with his employment agreement, Mr. Hammergren is an Approved Retiree under the EBRP. Messrs. Julian and Owen and Ms. Pure have a vested EBRP benefit, and therefore are entitled to a vested pension upon termination.

Incremental Benefits and Payments upon Involuntary Termination

Under the terms of their respective employment agreements, which are described above under “Executive Employment Agreements,” Messrs. Hammergren and Julian and Ms. Pure are entitled to severance benefits upon termination without cause, or if he or she terminates for good reason. Specifically, upon such termination, Mr. Hammergren’s agreement provides for accelerated vesting of all outstanding equity grants, and he continues to be considered an active employee for the purposes of the DCAP III, the ESBP and outstanding LTIP performance periods. Ms. Pure’s and Mr. Julian’s agreements provide for continued vesting of all outstanding equity grants for the remainder of the term of their agreements. Severance benefits for all other executive officers, including the other NEOs, are provided under the Company’s: (i) Executive Severance Policy, amended and restated as of January 1, 2005; and (ii) Change-in-Control Policy for Selected Executive Employees, adopted as of November 1, 2006.

The Executive Severance Policy covers employees nominated by management and approved by the Compensation Committee. At this time, the Executive Severance Policy applies to the five executive officers without individual employment agreements. The Change-in-Control Policy for Selected Executive Employees (the “CIC Policy”) covers employees nominated by management and approved by the Compensation Committee. At this time, the CIC Policy applies to the five executive officers without individual employment agreements, and 158 other senior managers. Provisions of the Executive Severance Policy and CIC Policy are described above in the section entitled “Executive Employment Agreements.”

The 2005 Stock Plan also provides that upon termination in conjunction with a change-in-control, the vesting date of all outstanding unvested equity awards will be accelerated. Moreover, the LTIP provides that upon termination in conjunction with a change-in-control, an immediate payment will be made reflecting outstanding target awards and performance, versus performance measures, through the last completed fiscal year.

In addition to those amounts displayed above under voluntary termination, the table below reflects the incremental compensation and benefits for each NEO had the individual been involuntarily terminated, not for cause, on March 31, 2008:

									Cash
	Salary		Office		Value of	Value of			Death	Executive
	Continuation/		and	Financial	Option	Stock			Benefit	Pension
	Severance	Medical	Secretary	Counseling	Acceleration	Acceleration	MIP	LTIP	(ESBP)	(EBRP)
Name	($)(1)	($)(2)	($)	($)	($)(3)	($)(3)	($)(4)	($)(5)	($)	($)(6)

John H. Hammergren	4,470,000	-0-	-0-	-0-	940,500	27,704,725	9,896,500	10,800,000	-0-	905,698
Jeffrey C. Campbell	1,000,000	—	—	—	—	—	—	—	—	—
Paul C. Julian	2,260,000	33,293	—	—	468,600	12,548,638	1,909,000	—	—	1,263,290
Marc E. Owen	885,000	—	—	—	—	—	—	—	—	-0-
Pamela J. Pure	1,750,000	33,293	—	—	181,500	4,780,438	1,142,000	—	—	468,164

(1)	Represents for Messrs. Hammergren and Julian and Ms. Pure, salary continuation pursuant to their respective employment agreements, and for Messrs. Campbell and Owen, amounts payable as severance under the Executive Severance Policy.

(2)	For Mr. Julian and Ms. Pure, pursuant to their respective employment agreements, amounts shown represent the monthly remittable rate for post-employment medical coverage under the Company’s medical plan for thirty months, which aligns to the remaining terms of their respective employment agreements.

(3)	Pursuant to Mr. Hammergren’s employment agreement, amounts shown represent the value of unvested stock option and RSU awards as of March 31, 2008 for which the vesting date would be accelerated. Under the terms of the Company’s 2005 Stock Plan, Mr. Hammergren would have three years to exercise his vested stock option awards. Pursuant to Mr. Julian’s and Ms. Pure’s employment agreements, they are entitled to continued vesting of their stock option and RSU awards during the remaining terms of their respective employment agreements, and amounts shown represent those grants that will vest during this period. The value entered for stock option awards is the difference between the option exercise price and $52.37, the closing price of the Company’s common stock on March 31, 2008 as reported by the NYSE. For more information on the amount of unvested securities held by NEOs, refer to the “2008 Outstanding Equity Awards Table” above.

(4)	For Mr. Hammergren, per his employment agreement, the amount shown represents the FY 2008 MIP as paid plus three years of his FY 2008 MIP paid at target. For Mr. Julian and Ms. Pure, in accordance with their employment agreements, the amounts shown represent only the FY 2008 MIP as paid.

(5)	Under his employment agreement, Mr. Hammergren is eligible for continued participation in the LTIP. For presentation purposes only, the amounts shown represent the actual LTIP award payout for FY 2006-FY 2008, as reported in the “2008

Summary Compensation Table above, as well as a prorated (66.7%) portion of the target award for the FY 2007 — FY 2009 LTIP performance period and (33.3%) of the target award for the FY 2008 — FY 2010 LTIP performance period.

(6)	In accordance with his employment agreement, Mr. Hammergren is an Approved Retiree under the EBRP. Messrs. Julian and Owen and Ms. Pure have a vested EBRP benefit, and therefore are entitled to a vested pension upon termination. For Messrs. Hammergren and Julian and Ms. Pure, amounts are included for their additional service for the remaining terms of their respective employment agreements.

Incremental Benefits and Payments upon Involuntary Termination in Conjunction with a Change-in-Control

In addition to those amounts displayed above under voluntary and involuntary termination, the table below reflects the incremental compensation and benefits had the Company’s NEOs been involuntarily terminated in conjunction with a change-in-control, as described above:

										Cash
						Value of	Value of			Death	Executive
				Office and	Financial	Option	Stock			Benefit	Pension
	Gross-up	Severance	Medical	Secretary	Counseling	Acceleration	Acceleration	MIP	LTIP	(ESBP)	(EBRP)
Name	($)(1)	($)(1)	($)(2)	($)	($)	($)(3)	($)(3)	($)(1)(4)	($)(5)	($)	($)(6)

John H. Hammergren	39,390,703	69,434,847	-0-	-0-	-0-	-0-	-0-	(6,034,500)	2,700,000	-0-	4,869,529
Jeffrey C. Campbell	—	4,332,167	39,951	—	—	207,900	4,828,671	1,142,000	2,750,000	—	737,347
Paul C. Julian	—	5,112,343	6,658	—	—	-0-	-0-	—	5,900,000	—	210,597
Marc E. Owen	2,830,601	3,061,800	39,951	—	—	138,600	3,798,344	850,000	1,400,000	—	283,233
Pamela J. Pure	—	3,482,500	6,658	—	—	-0-	-0-	—	2,125,000	—	49,340

(1)	Pursuant to his employment agreement, Mr. Hammergren is entitled to a severance benefit in lieu of salary and MIP continuation, and the amount shown represents the added incremental amount that he would receive in salary continuation. These amounts assume there is no delay in making payments to comply with Code Section 409A. For the other NEOs, amounts shown represent 2.99 times base salary and the greater of their target MIP, and the average actual MIP payments over the last three fiscal years pursuant to the CIC Policy and/or their respective employment agreements. These amounts are incremental to the amounts received under the Executive Severance Policy, or pursuant to employment agreements in the event of an involuntary termination, not for cause. Amounts to be distributed as severance are subject to a gross-up for tax purposes.

(2)	Amounts shown for Messrs. Campbell and Owen represent the monthly remittable rate for post-employment medical coverage under the Company’s medical plan for three years pursuant to that plan, and for Mr. Julian and Ms. Pure, incremental amounts in addition to those reflected above in the event of an involuntary termination, not for cause.

(3)	Messrs. Campbell, Julian and Owen and Ms. Pure are entitled to accelerated vesting of outstanding stock option, restricted stock and RSU awards pursuant to the 2005 Stock Plan. For Mr. Julian and Ms. Pure, the table reflects the vesting of stock option awards not otherwise vested due to involuntary termination, not for cause. The value entered for stock option awards is the difference between the option exercise price and $52.37, the closing price of the Company’s common stock on March 31, 2008 as reported by the NYSE.

(4)	For Mr. Hammergren, the amount shown represents a reduction from the amount that would be payable in the event of an involuntary termination, not for cause, because the amount shown in this table under “Severance”, as described in footnote (1), is in lieu of a MIP payment as well as salary. Messrs. Campbell and Owen are eligible for MIP payments at target.

(5)	In the event of a change-in-control the LTIP provides for an immediate payment reflecting outstanding target awards and performance, versus performance measures, through the last completed fiscal year. For Mr. Hammergren, this represents the increase over his prorated LTIP payment shown in the event of an involuntary termination, not for cause, and for the other NEOs, amounts represent the LTIP payment at target.

(6)	Under the EBRP, in the event of a change-in-control, the NEOs are credited with an additional three years of service and the amounts are to be disbursed immediately in a lump-sum payment.

Certain Relationships and Related Transactions

The Company and its subsidiaries may have transactions in the ordinary course of business with unaffiliated companies of which certain of the Company’s directors are directors and/or executive officers. The Company does not consider the amounts involved in such transactions to be material in relation to its businesses, the businesses of such other companies or the interests of the directors involved. In addition, the Company believes that such transactions are on the same terms generally offered by such other companies to other entities in comparable transactions. The Company anticipates that similar transactions may occur in FY 2009. In addition, the brother-in-law of Mr. Hammergren is employed in the Company’s Distribution Solutions segment and received approximately $143,786 in salary and bonus during FY 2008. Such compensation was established by the Company in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. The Company believes that any such relationships and transactions described herein were on terms that were reasonable and in the best interests of the Company.

Indebtedness of Executive Officers

As of March 31, 2008, Mr. Paul E. Kirincic, our Executive Vice President, Human Resources, was indebted to the Company in the amount of $500,000. The loan reflects the balance owed on a secured housing loan provided to Mr. Kirincic prior to the adoption of the Sarbanes-Oxley Act of 2002, which prohibits loans to executive officers after its enactment. The loan provided to Mr. Kirincic is without interest unless and until he fails to pay any amount under the loans when due and thereafter at a market rate.

ADDITIONAL CORPORATE GOVERNANCE MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires certain persons, including the Company’s directors and executive officers, to file reports of ownership and changes in ownership with the SEC. Based on the Company’s review of the reporting forms received by it, the Company believes that all such filing requirements were satisfied for FY 2008.

Solicitation of Proxies

The Company is paying the cost of preparing, printing and mailing these proxy materials. We will reimburse banks, brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. A few officers and employees of the Company may also participate in the solicitation without additional compensation.

Other Matters

In addition to voting choices specifically marked, and unless otherwise indicated by the stockholder, the proxy card confers discretionary authority on the named proxy holders to vote on any matter that properly comes before the Meeting which is not described in these proxy materials. At the time this proxy statement went to press, the Company knew of no other matters which might be presented for stockholder action at the Meeting.

Compliance with Corporate Governance Listing Standards

The Company submitted an unqualified certification to the NYSE in calendar year 2007 regarding the Company’s compliance with the NYSE corporate governance listing standards.

Stockholder Proposals for the 2009 Annual Meeting

To be eligible for inclusion in the Company’s 2009 proxy statement pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be sent to the Secretary of the Company at the principal executive offices of the Company, One Post Street, San Francisco, CA 94104, and must be received no later than February 23, 2009. The Company’s Advance Notice By-Law provisions require that stockholder proposals made outside of Rule 14a-8 under the Exchange Act must be submitted in accordance with the requirements of the By-Laws, no later than April 24, 2009 and no earlier than March 25, 2009.

A copy of the full text of the Company’s Advance Notice By-Law provisions referred to above may be obtained by writing to the Secretary of the Company.

By Order of the Board of Directors

Laureen E. Seeger
Executive Vice President,
General Counsel and Secretary

June 23, 2008

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008, on file with the Securities and Exchange Commission, excluding certain exhibits, may be obtained without charge by writing to Investor Relations, Box K, McKesson Corporation, One Post Street, San Francisco, CA 94104.

☒	Votes must be indicated (x) in Black or Blue ink.	Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE NAMED IN ITEM 1 AND “FOR” ITEM 2.

1. Election of Directors
		FOR	AGAINST	ABSTAIN				FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1(a)	Andy D. Bryant	☐	☐	☐	1	(e)	M. Christine Jacobs	☐	☐	☐	1(i) James V. Napier	☐	☐	☐
		FOR	AGAINST	ABSTAIN				FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1(b)	Wayne A. Budd	☐	☐	☐	1	(f)	Marie L. Knowles	☐	☐	☐	1(j) Jane E. Shaw	☐	☐	☐
		FOR	AGAINST	ABSTAIN				FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1(c)	John H. Hammergren	☐	☐	☐	1	(g)	David M. Lawrence, M.D.	☐	☐	☐	2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2009.	☐	☐	☐
		FOR	AGAINST	ABSTAIN				FOR	AGAINST	ABSTAIN
1(d)	Alton F. Irby III	☐	☐	☐	1	(h)	Edward A. Mueller	☐	☐	☐	Please mark this box if you plan to attend the Annual Meeting.		☐

Signature	Co-owner sign here	Date

   Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Please cast your vote by telephone or via the Internet as instructed below, or complete, date, sign and mail this proxy card promptly in the enclosed business reply envelope. You can vote by phone or via the Internet anytime prior to July 23, 2008. If you do so, you do not need to mail in your proxy card.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.eproxy.com/mck		TELEPHONE 1-866-580-9477
OR
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

ON-LINE DELIVERY OF PROXY MATERIALS
You may elect to receive your proxy materials electronically next year in place of printed materials. Choose Investor ServiceDirect® for fast, easy and secure 24/7 online access to your future proxy materials and more. Simply log on to: www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

MCKESSON CORPORATION
Proxy for Annual Meeting of Stockholders
8:30 A.M., July 23, 2008
Solicited on Behalf of the Board of Directors of the Corporation
     The undersigned, whose signature appears on the reverse side, hereby constitutes and appoints John H. Hammergren, Laureen E. Seeger and Willie C. Bogan, and each of them, with full power of substitution, proxies to vote all stock of McKesson Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the A.P. Giannini Auditorium, 555 California Street, San Francisco, California on July 23, 2008 at 8:30 A.M. and any adjournment or postponement thereof, as specified upon the matters indicated on the reverse side, and in their discretion upon any other matter that may properly come before said meeting.

Your shares will not be voted unless you (1) vote by telephone, as instructed on the reverse side, (2) vote via the Internet, as instructed on the reverse side, or (3) sign and return this card.
Your proxy, when properly provided in a manner specified above, will be voted as directed, but if no direction is given, your proxy will be voted “FOR” each nominee named in Item 1 and “FOR” Item 2.

(Continued and to be marked, dated and signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲
ANNUAL MEETING OF STOCKHOLDERS
OF
McKESSON CORPORATION
8:30 A.M.
Wednesday, July 23, 2008
A.P. Giannini Auditorium
555 California Street
San Francisco, CA 94104
Please present this ADMISSION TICKET at the Annual
Meeting of Stockholders as verification of your
McKesson Corporation share ownership.

You can now access your MCKESSON CORPORATION account online.
Access your McKesson Corporation stockholder account online via Investor ServiceDirect® (ISD).
The transfer agent for McKesson Corporation now makes it easy and convenient to get current information on your stockholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

☒	Votes must be indicated (x) in Black or Blue ink.	Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE NAMED IN ITEM 1 AND “FOR” ITEM 2.

1. Election of Directors
		FOR	AGAINST	ABSTAIN				FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1(a)	Andy D. Bryant	☐	☐	☐	1	(e)	M. Christine Jacobs	☐	☐	☐	1(i) James V. Napier	☐	☐	☐
		FOR	AGAINST	ABSTAIN				FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1(b)	Wayne A. Budd	☐	☐	☐	1	(f)	Marie L. Knowles	☐	☐	☐	1(j) Jane E. Shaw	☐	☐	☐
		FOR	AGAINST	ABSTAIN				FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1(c)	John H. Hammergren	☐	☐	☐	1	(g)	David M. Lawrence, M.D.	☐	☐	☐	2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2009.	☐	☐	☐
		FOR	AGAINST	ABSTAIN				FOR	AGAINST	ABSTAIN
1(d)	Alton F. Irby III	☐	☐	☐	1	(h)	Edward A. Mueller	☐	☐	☐	Please mark this box if you plan to attend the Annual Meeting.		☐

Signature	Co-owner sign here	Date

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Please cast your vote by telephone or via the Internet as instructed below, or complete, date, sign and mail this proxy card promptly in the enclosed business reply envelope. You can vote by phone or via the Internet anytime prior to July 21, 2008. If you do so, you do not need to mail in your proxy card.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http:/ /www.eproxy.com/mck		TELEPHONE 1-866-580-9477
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

MCKESSON CORPORATION
Proxy for Annual Meeting of Stockholders
8:30 A.M., July 23, 2008
PSIP Voting Card
Directions To Trustee, McKesson Corporation Profit-Sharing Investment Plan
      To: Fidelity Management Trust Company
      I direct you, as Trustee of the McKesson Corporation Profit-Sharing Investment Plan, to vote (in person or by Proxy), as I have specified on the reverse side all shares of McKesson Corporation common stock allocated to my accounts under the plan, at the Annual Meeting of Stockholders of McKesson Corporation to be held on July 23, 2008. You may vote according to your discretion (or that of your proxy holder) on any matter that may properly come before the meeting.

Your shares will not be voted unless you (1) vote by telephone, as instructed on the reverse side, (2) vote via the Internet, as instructed on the reverse side, or (3) sign and return this card.
Your proxy when properly provided in a manner specified above, will be voted as directed, but if no direction is given, your proxy will be voted “FOR” each nominee named in Item 1 and “FOR” Item 2.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲
ANNUAL MEETING OF STOCKHOLDERS
OF
McKESSON CORPORATION
8:30 A.M.
Wednesday, July 23, 2008
A.P. Giannini Auditorium
555 California Street
San Francisco, CA 94104
Please present this ADMISSION TICKET at the Annual
Meeting of Stockholders as verification of your
McKesson Corporation share ownership.